                                                                  Exhibit (a)(1)

                  Offer to Purchase, dated December 23, 1998

                          OFFER TO PURCHASE FOR CASH
                    ALL OUTSTANDING SHARES OF COMMON STOCK
                                      OF
                                LEARONAL, INC.
                                      AT
                             $34.00 NET PER SHARE
                                      BY
                          LIGHTNING ACQUISITION CORP.
                         A WHOLLY OWNED SUBSIDIARY OF
                             ROHM AND HAAS COMPANY

 THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON FRIDAY, JANUARY 22, 1999, UNLESS THE OFFER IS EXTENDED.

  THE OFFER IS BEING MADE PURSUANT TO AN AGREEMENT AND PLAN OF MERGER, DATED AS OF DECEMBER 20, 1998 (THE "MERGER AGREEMENT"), BY AND AMONG ROHM AND HAAS COMPANY, LIGHTNING ACQUISITION CORP. AND LEARONAL, INC. (THE "COMPANY"). THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE OFFER AND THE MERGER (EACH AS DEFINED HEREIN), AND DETERMINED THAT THE OFFER AND THE MERGER ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE COMPANY'S STOCKHOLDERS AND RECOMMENDS THAT STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES (AS DEFINED HEREIN) PURSUANT TO THE OFFER.

  THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (I) THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER A NUMBER OF SHARES REPRESENTING AT LEAST TWO-THIRDS OF THE FULLY DILUTED SHARES (AS DEFINED HEREIN) (THE "MINIMUM CONDITION") AND (II) ANY APPLICABLE WAITING PERIOD UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED, HAVING EXPIRED OR BEEN TERMINATED. THE OFFER IS ALSO SUBJECT TO THE OTHER CONDITIONS SET FORTH IN THIS OFFER TO PURCHASE. SEE SECTION 15.

                                ---------------

                                   IMPORTANT

  Any stockholder desiring to tender all or any portion of such stockholder's Shares should either (i) complete and sign the enclosed Letter of Transmittal (or a facsimile thereof) in accordance with the Instructions in the Letter of Transmittal, have such stockholder's signature thereon guaranteed (if required by Instruction 1 to the Letter of Transmittal), mail or deliver the Letter of Transmittal (or a facsimile thereof) and any other required documents to the Depositary (as defined herein) and either deliver the certificates for such Shares to the Depositary along with the Letter of Transmittal (or such facsimile) or, in the case of a book-entry transfer effected pursuant to the procedures described in Section 3 of this Offer to Purchase, deliver an Agent's Message (as defined herein) and any other required documents to the Depositary and deliver such Shares pursuant to the procedure for book-entry transfer set forth in Section 3 of this Offer to Purchase or (ii) request such stockholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such stockholder. Any stockholder whose Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee to tender such Shares.

  Any stockholder who desires to tender Shares and whose certificates evidencing such Shares are not immediately available, or who cannot comply with the procedures for book-entry transfer on a timely basis, or who cannot deliver all required documents to the Depositary prior to the expiration of the Offer, may tender such Shares by following the procedures for guaranteed delivery set forth in Section 3 of this Offer to Purchase.

  Questions and requests for assistance may be directed to the Information Agent (as defined herein) or the Dealer Manager (as defined herein) at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other tender offer materials may be directed to the Information Agent or the Dealer Manager, or to brokers, dealers, commercial banks or trust companies.

                                ---------------

                     THE DEALER MANAGER FOR THE OFFER IS:

                         DEUTSCHE BANK SECURITIES INC.

December 23, 1998

                               TABLE OF CONTENTS

                                                                           PAGE
                                                                           ----
INTRODUCTION.............................................................     1
THE OFFER................................................................     4
 1. Terms of the Offer...................................................     4
 2. Acceptance for Payment and Payment...................................     6
 3. Procedures for Tendering Shares......................................     7
 4. Withdrawal Rights....................................................    11
 5. Certain U.S. Federal Income Tax Consequences.........................    11
 6. Price Range of the Shares; Dividends on the Shares...................    12
 7. Effect of the Offer on the Market for the Shares; Stock Listing;
    Exchange Act Registration; Margin Regulations........................    13
 8. Certain Information Concerning the Company...........................    14
 9. Certain Information Concerning Parent and Purchaser..................    17
10. Sources and Amount of Funds..........................................    19
11. Background of the Offer; Contacts with the Company...................    19
12. Purpose of the Offer and the Merger; the Merger Agreement and Certain
    Other Agreements.....................................................    22
13. Plans for the Company; Other Matters.................................    37
14. Dividends and Distributions..........................................    40
15. Certain Conditions of the Offer......................................    41
16. Certain Legal Matters and Regulatory Approvals.......................    43
17. Fees and Expenses....................................................    47
18. Miscellaneous........................................................    47
SCHEDULE I INFORMATION CONCERNING DIRECTORS AND EXECUTIVE OFFICERS OF
           PARENT AND PURCHASER AND CERTAIN OTHER PERSONS                   I-1
SCHEDULE II  CERTAIN INFORMATION ABOUT PARENT REQUIRED BY NEW YORK LAW     II-1

To the Holders of Common Stock of
LeaRonal, Inc.:

                                 INTRODUCTION

  Lightning Acquisition Corp., a New York corporation ("Purchaser") and a wholly owned subsidiary of Rohm and Haas Company, a Delaware corporation ("Parent"), hereby offers to purchase all outstanding shares of common stock, par value $1.00 per share (the "Common Stock" or the "Shares"), of LeaRonal, Inc., a New York corporation (the "Company"), at a price of $34.00 per Share, net to the seller in cash, without interest (the "Offer Price"), upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, as amended or supplemented from time to time, collectively constitute the "Offer").

  Tendering stockholders of record who tender Shares directly will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, stock transfer taxes on the purchase of Shares by Purchaser pursuant to the Offer. However, any tendering stockholder or other payee who fails to complete and sign the Substitute Form W-9 included in the Letter of Transmittal may be subject to backup federal income tax withholding of 31% of the gross proceeds payable to such stockholder or other payee pursuant to the Offer. See Section 3. Stockholders who hold their Shares through a bank or broker should check with such institution as to whether they charge any service fees. Purchaser will pay all fees and expenses of Deutsche Bank Securities Inc. ("Deutsche Bank Securities") which is acting as Dealer Manager (in such capacity, the "Dealer Manager"), ChaseMellon Shareholder Services, L.L.C. which is acting as the Depositary (in such capacity, the "Depositary") and D.F. King & Co., Inc., which is acting as the Information Agent (in such capacity, the "Information Agent"), incurred in connection with the Offer and in accordance with the terms of the agreements entered into between Purchaser and/or Parent and each such person. See Section 17.

  THE BOARD OF DIRECTORS OF THE COMPANY (THE "COMPANY BOARD") HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE OFFER AND THE MERGER (AS DEFINED BELOW), AND DETERMINED THAT THE OFFER AND THE MERGER ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE COMPANY'S STOCKHOLDERS AND RECOMMENDS THAT STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.

  THE BEACON GROUP CAPITAL SERVICES LLC ("BEACON"), FINANCIAL ADVISOR TO THE COMPANY, HAS DELIVERED TO THE COMPANY BOARD ITS WRITTEN OPINION, DATED DECEMBER 20, 1998 (THE "FINANCIAL ADVISOR OPINION"), TO THE EFFECT THAT, AS OF SUCH DATE, THE CONSIDERATION TO BE RECEIVED BY THE HOLDERS OF SHARES PURSUANT TO THE OFFER AND THE MERGER IS FAIR, FROM A FINANCIAL POINT OF VIEW, TO SUCH HOLDERS OF SHARES. A COPY OF THE FINANCIAL ADVISOR OPINION IS ATTACHED AS AN EXHIBIT TO THE COMPANY'S SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9 (THE "SCHEDULE 14D-9"), WHICH HAS BEEN FILED BY THE COMPANY WITH THE SECURITIES AND EXCHANGE COMMISSION (THE "COMMISSION") IN CONNECTION WITH THE OFFER AND WHICH IS BEING MAILED TO HOLDERS OF SHARES HEREWITH. HOLDERS OF SHARES ARE URGED TO, AND SHOULD, READ THE FINANCIAL ADVISOR OPINION CAREFULLY.

  THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (I) THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER A NUMBER OF SHARES REPRESENTING AT LEAST TWO-THIRDS OF THE FULLY DILUTED SHARES (THE "MINIMUM CONDITION") AND (II) ANY APPLICABLE WAITING PERIOD UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED (THE "HSR ACT"), HAVING EXPIRED OR BEEN TERMINATED. THE OFFER IS ALSO SUBJECT TO THE OTHER CONDITIONS SET FORTH IN THIS OFFER TO PURCHASE. SEE SECTIONS 1 AND 15.

  Purchaser reserves the right (subject to the terms of the Merger Agreement and the applicable rules and regulations of the Commission) to waive or reduce the Minimum Condition and to elect to purchase, pursuant to the Offer, fewer than the minimum number of Shares necessary to satisfy the Minimum Condition; provided that, without the prior written consent of the Company, Purchaser may not waive the Minimum Condition or reduce the Minimum Condition except to the extent set forth in Section 1. The Purchaser currently does not intend to waive or reduce the Minimum Condition. In addition, Purchaser reserves the right, subject only to the applicable rules and regulations of the Commission, to waive each of the other conditions (other than the Minimum Condition) to the obligations of Purchaser to consummate the Offer, the Merger and the other transactions contemplated by the Merger Agreement and the Tender and Option Agreement (as defined below) (the "Transactions").

  The Company has advised Parent and Purchaser that each member of the Company Board and each of the Company's executive officers intends to tender all Shares owned by such persons pursuant to the Offer. In addition, simultaneously with the execution and delivery of the Merger Agreement, Parent and Purchaser, on the one hand, and certain stockholders on the other hand (the "Certain Stockholders"), entered into a Tender and Option Agreement dated as of December 20, 1998 (the "Tender and Option Agreement"). The Tender and Option Agreement relates to the 3,619,664 issued and outstanding Shares owned by the Certain Stockholders, as well as 778,896 Shares subject to Options (as defined below), of which 82,800 such Options are presently exercisable. The issued and outstanding Shares subject to the Tender and Option Agreement currently represent approximately 29% of the issued and outstanding Shares. The issued and outstanding Shares and presently exercisable Options subject to the Tender and Option Agreement together represent approximately 27% of the Fully Diluted Shares. Pursuant to the Tender and Option Agreement, each Certain Stockholder has agreed, among other things, to grant the Purchaser an option to purchase the Shares subject thereto upon the occurrence of certain "Trigger Events" (as defined below) and to tender in the Offer, and not to withdraw therefrom, the Shares owned by such Certain Stockholders, as well as any other Shares acquired prior to the expiration of the Offer including pursuant to the exercise of Options. See Section 12.

  As used in this Offer to Purchase, "Fully Diluted Shares" means all outstanding securities entitled generally to vote in the election of directors of the Company on a fully diluted basis, after giving effect to the exercise or conversion of all options (including the Options), warrants, rights and securities exercisable or convertible into such voting securities; provided that Parent may, at its option exercisable in its sole discretion, exclude from the calculation of Fully Diluted Shares any Options which are not exercisable at the time such calculation is made and which will not become exercisable by their terms prior to April 30, 1999 (consisting of, according to the Company, approximately 972,508 Shares in respect of such Options as of December 20, 1998). Parent has currently not elected to exercise such option but reserves the right to do so. The Company has represented and warranted to Parent and Purchaser that, as of December 20, 1998, (i) the authorized capital stock of the Company consists of 35,000,000 Shares, (ii) 12,544,682 Shares are issued and outstanding, and (iii) 1,313,364 Shares are issuable pursuant to the exercise of the Company's outstanding stock options ("Options"). The Merger Agreement provides, among other things, that the Company will not, without the prior written consent of Parent, issue any shares of capital stock of any class of the Company, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock of the Company (except for the issuance of Shares issuable pursuant to Options outstanding on the date hereof). See Section 12. Based on the foregoing and assuming that there are an aggregate of 13,858,046 Fully Diluted Shares, the Minimum Condition will be satisfied if 9,238,698 Shares are validly tendered and not withdrawn prior to the Expiration Date. See Section 3 under "-- Options."

  The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of December 20, 1998 (the "Merger Agreement"), by and among Parent, Purchaser and the Company. Pursuant to the Merger Agreement and in accordance with the New York Business Corporation Law (the "NYBCL"), as promptly as practicable after the completion of the Offer and satisfaction or waiver, if permissible, of all conditions, including the purchase of Shares pursuant to the Offer (sometimes referred to herein as the "consummation" of the Offer) and the approval and adoption of the Merger Agreement by the stockholders of the Company (if required by applicable law), Purchaser will be merged with and into the Company (the "Merger") and the Company will be the surviving corporation in the Merger (the "Surviving Corporation") and a wholly owned subsidiary of Parent. At the effective time of the Merger (the "Effective Time"), each Share then outstanding, other than Shares held by (i) the Company or any of its subsidiaries, (ii) Parent or any of its subsidiaries, including Purchaser and (iii) stockholders who properly perfect their dissenters' rights under the NYBCL, if applicable, will be converted into the right to receive $34.00 in cash (the "Merger Consideration"), without interest. The Merger Agreement is more fully described in Section 12.

  The Merger Agreement provides that immediately upon the purchase by Purchaser of Shares pursuant to the Offer, Purchaser shall be entitled to designate such number of directors, rounded up to the next whole number, on the Company Board as shall give Purchaser representation on the Company Board equal to the product of the total number of directors on the Company Board (giving effect to the directors elected pursuant to this sentence) multiplied by the percentage that the number of votes represented by Shares beneficially owned by Purchaser and its affiliates (including Shares so accepted for payment and purchased) bears to the number of votes represented by Shares then outstanding, and the Company shall, at such time, use its best efforts promptly to cause Purchaser's designees to be elected as directors of the Company, including increasing the size of the Company Board or securing the resignations of incumbent directors or both.

  Consummation of the Merger is conditioned upon, among other things, the approval and adoption by the requisite vote of stockholders of the Company of the Merger Agreement and the Merger, if required by applicable law and the Company's Certificate of Incorporation (the "Certificate of Incorporation"). See Section 12. Under the NYBCL and the Certificate of Incorporation, the affirmative vote of the holders of two-thirds of the outstanding Shares is the only vote of any class or series of the Company's capital stock that would be necessary to approve the Merger Agreement and the Merger at a meeting of the Company's stockholders. If the Minimum Condition is satisfied and Purchaser purchases at least two-thirds of the outstanding Shares in the Offer, Purchaser will be able to effect the Merger without the affirmative vote of any other stockholder. Pursuant to the Merger Agreement, Parent and Purchaser have agreed to vote the Shares acquired by them pursuant to the Offer in favor of the Merger. See Section 13. In the event Purchaser reduces the Minimum Condition as described in Section 1 and purchases less than two-thirds of the Fully Diluted Shares, the Company shall convene a meeting of its shareholders to amend the Certificate of Incorporation to provide that the requisite vote of the Company's shareholders on any merger or consolidation (including the Merger) shall be a majority of the Shares outstanding. Parent and Purchaser have agreed to vote any Shares owned by them in favor with such amendment at any such meeting. The Merger Agreement is more fully described in Section 12.

  Under Section 905 of the NYBCL, if a corporation owns at least 90% of the outstanding shares of each class of a subsidiary corporation, the corporation holding such stock may merge such subsidiary into itself, or itself into such subsidiary, without any action or vote on the part of the board of directors or the stockholders of such other corporation (a "short-form merger"). In the event that Purchaser acquires in the aggregate at least 90% of the outstanding Shares pursuant to the Offer or otherwise, Parent and Purchaser could effect a short-form merger without any further approval of the Company Board or the stockholders of the Company. Parent and Purchaser presently intend to effect a short-form merger, if permitted to do so under the NYBCL, pursuant to which Purchaser will be merged with and into the Company. See Section 13.

  Certain Federal income tax consequences of the sale of Shares pursuant to the Offer are described in Section 5.

  THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION AND SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

                                   THE OFFER

  1. TERMS OF THE OFFER. Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of such extension or amendment), Purchaser will accept for payment and pay for all Shares validly tendered prior to the Expiration Date, and not properly withdrawn in accordance with Section 4. The term "Expiration Date" shall mean 12:00 Midnight, New York City time, on Friday, January 22, 1999, unless and until Purchaser, in accordance with the terms of the Merger Agreement, shall have extended the period of time during which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by Purchaser, shall expire.

  The Offer is conditioned upon the satisfaction of the Minimum Condition, the expiration or termination of any waiting period imposed by the HSR Act, and the other conditions set forth in Section 15. If such conditions are not satisfied at or prior to the Expiration Date, Purchaser reserves the right, subject to the terms of the Merger Agreement and subject to complying with applicable rules and regulations of the Commission, to (i) decline to purchase any Shares tendered in the Offer and terminate the Offer and return all tendered Shares to the tendering stockholders, (ii) waive any or all conditions to the Offer (except the Minimum Condition; provided that Purchaser may, in its sole discretion, reduce the Minimum Condition under certain circumstances to not less than a majority of the Fully Diluted Shares as described below) and, subject to complying with applicable rules and regulations of the Commission, purchase all Shares validly tendered, (iii) extend the Offer and, subject to the right of stockholders to withdraw Shares until the Expiration Date, retain all Shares which have been tendered during the period or periods for which the Offer is extended or (iv) subject to the provisions of next paragraph, amend the Offer.

  Subject to the terms of the Merger Agreement and applicable rules and regulations of the Commission may, under certain circumstances, (a) extend the period of time during which the Offer is open and thereby delay acceptance for payment of and the payment for any Shares, by giving oral or written notice of such extension to the Depositary and (b) amend the Offer in any other respect by giving oral or written notice of such amendment to the Depositary. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE PURCHASE PRICE FOR TENDERED SHARES, WHETHER OR NOT PURCHASER EXERCISES ITS RIGHT TO EXTEND THE OFFER.

  Under the Merger Agreement, the Purchaser has the right, in its sole discretion, to modify and make changes to the terms and conditions of the Offer, provided that without the prior consent of the Company, no modification or change may be made which (i) decreases the consideration payable in the Offer, (ii) changes the form of consideration payable in the Offer (other than by adding consideration), (iii) changes the Minimum Condition, provided that Purchaser may reduce the Minimum Condition to an amount of Shares which is not less than a majority of the Fully Diluted Shares so long as the affirmative vote of such amount of Shares would provide the requisite shareholder approval for an amendment to the Company's Certificate of Incorporation reducing the vote required to approve a merger to a majority of the outstanding Shares, (iv) decreases the maximum number of Shares sought pursuant to the Offer, (v) adversely changes any conditions to the Offer, or (vi) imposes additional conditions to the Offer. Notwithstanding the foregoing, Purchaser may, without the consent of the Company, (i) extend the Offer on one or more occasions for such period as may be determined by Purchaser in its sole discretion (each such extension period not to exceed 10 business days at a time), if at the then scheduled Expiration Date any of the conditions to Purchaser's obligations to accept for payment and pay for Shares shall not be satisfied or waived, (ii) extend the Offer for any period required by any rule, regulation, interpretation or position of the Commission or the staff thereof applicable to the Offer, and (iii) extend the Offer on one occasion for a period of not more than 10 business days if the Minimum Condition has been satisfied but less than 90% of the Fully Diluted Shares have been validly tendered and not properly withdrawn. Notwithstanding the foregoing, Purchaser may not, without the Company's prior written consent, extend the Offer pursuant to clause (i) of the preceding sentence if the events or circumstances set forth in Section 15 shall have occurred as a result of Parent or Purchaser's breach of the Merger Agreement. The conditions to the Offer are for the benefit of Purchaser and, except with respect to the Minimum Condition, may be waived by Purchaser, in whole or in part at any time and from time to time, in its sole discretion.

  Any extension, delay, waiver, amendment or termination of the Offer will be followed as promptly as practicable by public announcement thereof, the announcement in the case of an extension to be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date in accordance with Rules 14d-4(c), 14d-6(d) and 14e-1(d) under the Exchange Act, which require that material changes be promptly disseminated to holders of Shares. Subject to applicable law and without limiting the obligation of Purchaser under such Rules or the manner in which Purchaser may choose to make any public announcement, Purchaser will not have any obligation to publish, advertise or otherwise communicate any such public announcement other than by making a press release to the Dow Jones News Service. As used in this Offer to Purchase, "business day" has the meaning set forth in Rule 14d-1 under the Exchange Act.

  If Purchaser extends the Offer, or if Purchaser (whether before or after its acceptance for payment of Shares) is delayed in its purchase of, or payment for, Shares or is unable to pay for Shares pursuant to the Offer for any reason, then, without prejudice to Purchaser's rights under the Offer, the Depositary may retain tendered Shares on behalf of Purchaser, and such Shares may not be withdrawn except to the extent tendering stockholders are entitled to the withdrawal rights described in Section 4. However, the ability of Purchaser to delay the payment for Shares which Purchaser has accepted for payment is limited by Rule 14e-1(c) under the Exchange Act, which requires that a bidder pay the consideration offered or return the securities deposited by, or on behalf of, holders of securities promptly after the termination or withdrawal of the Offer.

  If Purchaser makes a material change in the terms of the Offer or the information concerning the Offer or waives a material condition of the Offer, Purchaser will disseminate additional tender offer materials and extend the Offer to the extent required by Rules 14d-4(c), 14d-6(d) and 14e-1 under the Exchange Act. The minimum period during which the Offer must remain open following material changes in the terms of the Offer or information concerning the Offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances then existing, including the relative materiality of the changed terms or information. In a public release, the Commission has stated its view that an offer must remain open for a minimum period of time following a material change in the terms of such offer and that waiver of a material condition, such as the Minimum Condition, is a material change in the terms of such offer. The release states that an offer should remain open for a minimum of five business days from the date a material change is first published, or sent or given to security holders and that, if material changes are made with respect to information not materially less significant than the offer price and the number of shares being sought, a minimum of 10 business days may be required to allow adequate dissemination and investor response. The requirement to extend the Offer will not apply to the extent that the number of business days remaining between the occurrence of the change and the then scheduled Expiration Date equals or exceeds the minimum extension period that would be required because of such amendment. If, prior to the Expiration Date, Purchaser increases the consideration offered to holders of Shares pursuant to the Offer, such increased consideration will be paid to all holders whose Shares are purchased in the Offer whether or not such Shares were tendered prior to such increase.

  The Company has provided Purchaser with the Company's stockholder lists and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of Shares and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder lists or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares.

  2. ACCEPTANCE FOR PAYMENT AND PAYMENT. Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Purchaser will accept for payment and will pay for all Shares validly tendered prior to the Expiration Date and not properly withdrawn in accordance with Section 4 promptly after the later to occur of (i) the Expiration Date and (ii) the satisfaction or waiver of the conditions of the Offer set forth in Section 15 related to regulatory matters. Any determination concerning the satisfaction of such terms and conditions shall be within the sole discretion of Purchaser. See Section 4.

  The Purchaser expressly reserves the right, in its sole discretion, to delay acceptance for payment of, or payment for, Shares in order to comply in whole or in part with any applicable law, including without limitation the HSR Act. See Section 16. If Purchaser is delayed in its acceptance for payment of, or payment for (whether before or after its acceptance for payment of Shares), Shares or is unable to accept for payment or pay for Shares pursuant to the Offer for any reason, then, without prejudice to Purchaser's rights under the Offer (including such rights as are set forth in Sections 1 and 15) (but subject to compliance with Rule 14e-1(c) under the Exchange Act, which requires that a tender offeror pay the consideration offered or return the tendered securities promptly after termination or withdrawal of a tender offer), the Depositary may, nevertheless, on behalf of Purchaser, retain tendered Shares, and such Shares may not be withdrawn except to the extent tendering stockholders are entitled to exercise, and duly exercise, withdrawal rights as described in Section 4.

  For purposes of the Offer, Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares properly tendered to Purchaser and not withdrawn, if, as and when Purchaser gives oral or written notice to the Depositary of its acceptance for payment of such Shares. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from Purchaser and transmitting payment to tendering stockholders. In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates for such Shares (or a timely Book Entry Confirmation (as defined below) with respect thereto), (ii) a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message (as defined below) and (iii) any other documents required by the Letter of Transmittal. Accordingly, payment may be made to tendering stockholders at different times if delivery of the Shares and other required documents occur at different times. The per Share consideration paid to any holder of Shares pursuant to the Offer will be the highest per Share consideration paid to any other holder of such Shares pursuant to the Offer.

  UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE PURCHASE PRICE TO BE PAID BY PURCHASER FOR THE SHARES, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.

  If any tendered Shares are not purchased pursuant to the Offer for any reason, or if certificates are submitted representing more Shares than are tendered, certificates evidencing Shares not tendered or not accepted for purchase will be returned to the tendering stockholder, or such other person as the tendering stockholder shall specify in the Letter of Transmittal, as promptly as practicable following the expiration, termination or withdrawal of the Offer. In the case of Shares delivered by book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility pursuant to the procedures set forth in Section 3, such Shares will be credited to such account maintained at the Book-Entry Transfer Facility as the tendering stockholder shall specify in the Letter of Transmittal, as promptly as practicable following the expiration, termination or withdrawal of the Offer. If no such instructions are given with respect to Shares delivered by book-entry transfer, any such Shares not tendered or not purchased will be returned by crediting the account at the Book-Entry Transfer Facility designated in the Letter of Transmittal as the account from which such Shares were delivered.

  Purchaser reserves the right to transfer or assign, in whole or, from time to time, in part, to one or more of its affiliates, the right to purchase Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve Purchaser of its obligations under the Offer and will in no way prejudice the rights of tendering stockholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

  3. PROCEDURES FOR TENDERING SHARES.

  Valid Tender. For Shares to be validly tendered pursuant to the Offer, either (i) a properly completed and duly executed Letter of Transmittal (or facsimile thereof), together with any required signature guarantees, or in the case of a book-entry transfer, an Agent's Message, and any other required documents, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date and either certificates evidencing tendered Shares must be received by the Depositary at one of such addresses or such Shares must be delivered to the Depositary pursuant to the procedures for book-entry transfer set forth below and a Book-Entry Confirmation must be received by the Depositary, in each case prior to the Expiration Date, or (ii) the tendering stockholder must comply with the guaranteed delivery procedures described below.

  If certificates evidencing tendered Shares are forwarded to the Depositary in multiple deliveries, a properly completed and duly executed Letter of Transmittal (or a facsimile thereof) must accompany each delivery. No alternative, conditional or contingent tenders will be accepted and no fractional Shares will be purchased.

  Book-Entry Transfer. The Depositary will establish an account with respect to the Shares at The Depository Trust Company (the "Book-Entry Transfer Facility") for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the Book-Entry Transfer Facility's system may make book-entry delivery of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary's account in accordance with such Book-Entry Transfer Facility's procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility, the Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message, and any other required documents must, in any case, be transmitted to, and received by, the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date, or the tendering stockholder must comply with the guaranteed delivery procedures described below. The confirmation of a book-entry transfer of Shares into the Depositary's account at the Book-Entry Transfer Facility as described above is referred to herein as a "Book-Entry Confirmation."

  THE LETTER OF TRANSMITTAL AND ANY OTHER REQUIRED DOCUMENT MUST BE TRANSMITTED TO AND RECEIVED BY THE DEPOSITARY AT ONE OF ITS ADDRESSES SET FORTH ON THE BACK COVER PAGE OF THIS OFFER TO PURCHASE. DELIVERY OF THE LETTER OF TRANSMITTAL AND ANY OTHER REQUIRED DOCUMENTS TO THE BOOK-ENTRY TRANSFER FACILITY WILL NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

  The term "Agent's Message" means a message transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that such Book-Entry Transfer Facility has received an express acknowledgment from the participant in such Book-Entry Transfer Facility tendering the Shares that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Purchaser may enforce such agreement against such participant.

  THE METHOD OF DELIVERY OF SHARES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH THE BOOK-ENTRY TRANSFER FACILITY, IS AT THE ELECTION AND RISK OF THE TENDERING STOCKHOLDER. SHARES WILL BE DEEMED DELIVERED ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY (INCLUDING, IN THE CASE OF A BOOK-ENTRY TRANSFER, BY BOOK-ENTRY CONFIRMATION). IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

  Signature Guarantees. No signature guarantee is required on the Letter of Transmittal (i) if the Letter of Transmittal is signed by the registered holder(s) (which term, for purposes of this Section, includes any participant in the Book Entry Transfer Facility's systems whose name appears on a security position listing as the owner of the Shares) of Shares tendered therewith and such registered holder has not completed either the box entitled "Special Delivery Instructions" or the box entitled "Special Payment Instructions" on the Letter of Transmittal or (ii) if such Shares are tendered for the account of a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a participant in the Security Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Guarantee Program or the Stock Exchange Medallion Program or by any other "eligible guarantor institution," as such term is defined in Rule 17Ad-15 under the Exchange Act (each, an "Eligible Institution" and, collectively, "Eligible Institutions"). In all other cases, all signatures on Letters of Transmittal must be guaranteed by an Eligible Institution. See Instructions 1 and 5 to the Letter of Transmittal. If the certificates for Shares are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made, or certificates for Shares not tendered or not accepted for payment are to be returned, to a person other than the registered holder of the certificates surrendered, then the tendered certificates for such Shares must be endorsed or accompanied by appropriate stock powers, in either case, signed exactly as the name or names of the registered holders or owners appear on the certificates, with the signatures on the certificates or stock powers guaranteed as described above. See Instructions 1 and 5 to the Letter of Transmittal.

  Guaranteed Delivery. If a stockholder desires to tender Shares pursuant to the Offer and such stockholder's certificates for Shares are not immediately available or the procedures for book-entry transfer cannot be completed on a timely basis or time will not permit all required documents to reach the Depositary prior to the Expiration Date, such stockholder's tender may be effected if all the following conditions are met:

    (i) such tender is made by or through an Eligible Institution;

    (ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by Purchaser, is received by the Depositary, as provided below, prior to the Expiration Date; and

    (iii) the certificates, in proper form for transfer, for (or a Book-Entry Confirmation with respect to) such tendered Shares, together with a properly completed and duly executed Letter of Transmittal (or facsimile thereof), with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message, and any other required documents, are received by the Depositary within three trading days after the date of execution of such Notice of Guaranteed Delivery. A "trading day" is any day on which the New York Stock Exchange (the "NYSE") is open for business.

  The Notice of Guaranteed Delivery may be delivered by hand to the Depositary or transmitted by telegram, facsimile transmission or mailed to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery.

  Notwithstanding any other provision hereof, payment for Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of (a) certificates for (or a timely Book-Entry Confirmation with respect to) such Shares, (b) a Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message, and (c) any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending upon when certificates for Shares or Book-Entry Confirmations with respect to such Shares are actually received by the Depositary.

  The valid tender of Shares pursuant to one of the procedures described above will constitute a binding agreement between the tendering stockholder and Purchaser upon the terms and subject to the conditions of the Offer.

  Appointment. By executing the Letter of Transmittal as set forth above (including delivery through an Agent's Message), the tendering stockholder will irrevocably appoint designees of Parent as such stockholder's attorneys-in-fact and proxies in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of such stockholder's rights with respect to the Shares tendered by such stockholder and accepted for payment by Purchaser and with respect to any and all non-cash dividends, distributions, rights, other Shares or other securities issued or issuable in respect of such Shares on or after December 20, 1998 (collectively, "Distributions"). However, cash dividends that the Company is permitted to declare and pay prior to the consummation of the Offer, including the $0.14 per Share dividend payable on January 15, 1999 to stockholders of record on January 4, 1999, will be paid to tendering stockholders to the extent so declared and paid. All such proxies will be considered coupled with an interest in the tendered Shares. Such appointment will be effective if, as and when, and only to the extent that, Purchaser accepts for payment Shares tendered by such stockholder as provided herein. All such powers of attorney and proxies will be irrevocable and will be deemed granted in consideration of the acceptance for payment by Purchaser of Shares tendered in accordance with the terms of the Offer. Upon such appointment, all prior powers of attorney, proxies and consents given by such stockholder with respect to such Shares (and any and all Distributions) will, without further action, be revoked and no subsequent powers of attorney, proxies, consents or revocations may be given by such stockholder (and, if given, will not be deemed effective). The designees of Purchaser will thereby be empowered to exercise all voting and other rights with respect to such Shares (and any and all Distributions), including, without limitation, in respect of any annual or special meeting of the Company's stockholders (and any adjournment or postponement thereof), actions by written consent in lieu of any such meeting or otherwise, as each such attorney-in-fact and proxy or his substitute shall in his sole discretion deem proper. Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon Purchaser's acceptance for payment of such Shares, Purchaser must be able to exercise full voting, consent and other rights with respect to such Shares (and any and all Distributions), including voting at any meeting of stockholders.

  Determination of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by Purchaser, in its sole discretion, which determination will be final and binding. Purchaser reserves the absolute right to reject any or all tenders of any Shares determined by it not to be in proper form or the acceptance for payment of which, or payment for which, may, in the opinion of Purchaser's counsel, be unlawful. Purchaser also reserves the absolute right, in its sole discretion, to waive any defect or irregularity in any tender of Shares of any particular stockholder, whether or not similar defects or irregularities are waived in the case of other stockholders. No tender of Shares will be deemed to have been validly made until all defects or irregularities relating thereto have been cured or waived. None of Purchaser, Parent, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding.

  Backup Withholding. In order to avoid "backup withholding" of Federal income tax on payments of cash pursuant to the Offer, a stockholder surrendering Shares in the Offer, or its assignee (in either case, the "Payee") must, unless an exemption applies, provide the Depositary with such Payee's correct taxpayer identification number ("TIN") on a Substitute Form W-9 and certify under penalties of perjury that such TIN is correct and that such Payee is not subject to backup withholding. If a Payee does not provide such Payee's correct TIN or fails to provide the certifications described above, the Internal Revenue Service (the "IRS") may impose a penalty on such Payee and payment of cash to such Payee pursuant to the Offer may be subject to backup withholding of 31%. All stockholders surrendering Shares pursuant to the Offer and other Payees should complete and sign the Substitute Form W-9 included as part of the Letter of Transmittal to provide the information and certification necessary to avoid backup withholding (unless an applicable exemption exists and is proved in a manner satisfactory to the Purchaser and the Depositary). Certain Payees (including, among others, all corporations and certain foreign individuals and entities) are not subject to backup withholding. Noncorporate foreign stockholders should complete and sign a Form W-8, Certificate of Foreign Status, a copy of which may be obtained from the Depositary, in order to avoid backup withholding. See Instruction 10 to the Letter of Transmittal.

  Options. Holders of currently exercisable Options may exercise such Options pursuant to their terms and tender the Shares received upon such exercise pursuant to the Offer. Alternatively, holders of unexercised Options will receive cash payments after the Effective Time in respect of such unexercised Options. See Section 12 under "--Options."

  4. WITHDRAWAL RIGHTS. Except as otherwise provided in this Section 4 or as provided by applicable law, tenders of Shares are irrevocable. Shares tendered pursuant to the Offer may be withdrawn pursuant to the procedures set forth below at any time prior to the Expiration Date and, unless theretofore accepted for payment by Purchaser pursuant to the Offer, may also be withdrawn at any time after February 20, 1999.

  For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of the Shares to be withdrawn, if different from the name of the person who tendered the Shares. If certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and, unless such Shares have been tendered by an Eligible Institution, the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution. If Shares have been delivered pursuant to the procedures for book-entry transfer as set forth in Section 3, any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares and otherwise comply with such Book-Entry Transfer Facility's procedures.

  Withdrawals of tendered Shares may not be rescinded, and any Shares properly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered by again following one of the procedures described in Section 3 at any time prior to the Expiration Date.

  All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by Purchaser, in its sole discretion, which determination will be final and binding. None of Purchaser, Parent, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

  5. CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES. The following is a general summary of certain U.S. Federal income tax consequences of the Offer and the Merger relevant to a beneficial holder of Shares whose Shares are tendered and accepted for payment pursuant to the Offer or whose Shares are converted to cash in the Merger (a "Holder"). The discussion is based on the Internal Revenue Code of 1986, as amended (the "Code"), regulations issued thereunder, judicial decisions and administrative rulings, all of which are subject to change, possibly with retroactive effect. The following discussion does not address the U.S. Federal income tax consequences to all categories of Holders that may be subject to special rules (e.g., holders who acquired their Shares pursuant to the exercise of employee stock options or other compensation arrangements with the Company, holders who perfect applicable appraisal rights under the NYBCL, foreign holders, insurance companies, tax-exempt organizations, dealers in securities and persons who have acquired the Shares as part of a straddle, hedge, conversion transaction or other integrated investment), nor does it address the Federal income tax consequences to persons who do not hold the Shares as "capital assets" within the meaning of
Section 1221 of the Code (generally, property held for investment). Holders should consult their own tax advisors regarding the U.S. Federal, state, local and foreign income and other tax consequences of the Offer and the Merger.

  The receipt of cash for Shares pursuant to the Offer or the Merger will be a taxable transaction for U.S. Federal income tax purposes and may also be a taxable transaction under applicable state, local and foreign income and other tax laws. In general, a Holder who sells Shares pursuant to the Offer or receives cash in exchange for Shares pursuant to the Merger will recognize gain or loss for Federal income tax purposes equal to the difference, if any, between the amount of cash received and the Holder's adjusted tax basis in the Shares sold pursuant to the Offer or surrendered for cash pursuant to the Merger. Gain or loss will be determined separately for each block of Shares (i.e., Shares acquired at the same cost in a single transaction) tendered pursuant to the Offer or surrendered for cash pursuant to the Merger. Such gain or loss will be long-term capital gain or loss if the Holder has held the Shares for more than one year at the time of the consummation of the Offer or the Merger. Capital gains recognized by an individual investor (or an estate or certain trusts) upon a disposition of a Share that has been held for more than one year generally will be subject to a maximum tax rate of 20% or, in the case of a Share that has been held for one year or less, will be subject to tax at ordinary income rates. Certain limitations apply to the use of capital losses.

  6. PRICE RANGE OF THE SHARES; DIVIDENDS ON THE SHARES. The Shares are listed on the NYSE under the symbol "LRI". The following table sets forth, for each of the fiscal quarters indicated, the high and low sales price per Share on the NYSE and the amount of cash dividends paid per Share, as reported in published financial sources.

                                                          SALES PRICE
                                                         -------------   CASH
                                                          HIGH   LOW   DIVIDENDS
                                                         ------ ------ ---------
FISCAL YEAR ENDED FEBRUARY 28, 1997:
  First Quarter ended May 31, 1996...................... $19.33 $16.17   $0.12
  Second Quarter ended August 31, 1996..................  19.17  14.42    0.12
  Third Quarter ended November 30, 1996.................  15.83  14.00    0.12
  Fourth Quarter ended February 28, 1997................  17.00  14.58    0.12
FISCAL YEAR ENDED FEBRUARY 28, 1998:
  First Quarter ended May 31, 1997...................... $18.08 $14.50   $0.13
  Second Quarter ended August 31, 1997..................  22.75  17.50    0.13
  Third Quarter ended November 30, 1997.................  27.63  21.50    0.13
  Fourth Quarter ended February 28, 1998................  29.00  22.44    0.13
FISCAL YEAR ENDING FEBRUARY 28, 1999:
  First Quarter ended May 31, 1998...................... $31.00 $27.50   $0.14
  Second Quarter ended August 31, 1998..................  32.00  18.44    0.14
  Third Quarter ended November 30, 1998.................  23.75  16.25    0.14
  Fourth Quarter (through December 22, 1998)............  33.75  23.25    0.14

  Note: Share prices and dividend amounts reflect the 3-for-2 stock split effective August 19, 1997.

  On December 18, 1998, the last full trading day prior to the public announcement of the execution of the Merger Agreement by the Company, Parent and Purchaser, the last reported closing sales price of the Shares on the NYSE was $26.81 per Share. On December 22, 1998, the last full trading day prior to the commencement of the Offer, the last reported sales price of the Shares on the NYSE was $33.75 per Share. STOCKHOLDERS ARE URGED TO OBTAIN A CURRENT MARKET QUOTATION FOR THE SHARES.

  Under the terms of the Merger Agreement, the Company is not permitted to declare or pay dividends with respect to the Shares without the prior written consent of Parent except that the Company may declare and pay to holders of Shares regular quarterly cash dividends not to exceed $0.14 per Share per fiscal quarter, including the quarterly cash dividend of $0.14 per Share declared on December 20, 1998 and scheduled to be paid on January 15, 1999 to stockholders of record on January 4, 1999.

  7. EFFECT OF THE OFFER ON THE MARKET FOR THE SHARES; STOCK LISTING; EXCHANGE ACT REGISTRATION; MARGIN REGULATIONS.

  Market for the Shares. The purchase of Shares by Purchaser pursuant to the Offer will reduce the number of holders of Shares and the number of Shares that might otherwise trade publicly and, depending upon the number of Shares so purchased, could adversely affect the liquidity and market value of the remaining Shares held by the public.

  Stock Listing. The Shares are listed on the NYSE. Depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the requirements for continued listing on the NYSE and may therefore be delisted from the NYSE. According to the NYSE's published guidelines, the NYSE would consider delisting the Shares if, among other things: (i) the number of record holders of 100 or more Shares should fall below 1,200; (ii) the number of publicly held Shares (exclusive of holdings of Parent and Purchaser and any other subsidiaries or affiliates of Parent and of officers or directors of the Company or their immediate families or other concentrated holdings of 10% or more ("Excluded Holdings")) should fall below 600,000; or (iii) the aggregate market value of such publicly held Shares (exclusive of Excluded Holdings) should fall below $5,000,000.

  If the NYSE were to delist the Shares, it is possible that the Shares would continue to trade on other securities exchanges or in the over-the-counter market and that price quotations would be reported by such exchanges or through the National Association of Securities Dealers Automated Quotation System ("NASDAQ") or other sources. However, the extent of the public market for the Shares and the availability of such quotations would depend upon such factors as the number of stockholders and/or the aggregate market value of the publicly-traded Shares remaining at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration under the Exchange Act as described below and other factors.

  Exchange Act Registration. The Shares are currently registered under the Exchange Act. Registration of the Shares under the Exchange Act may be terminated upon application of the Company to the Commission if the Shares are not listed on a national securities exchange, quoted on an automated inter-dealer quotation system or held by 300 or more holders of record. Termination of registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to its stockholders and to the Commission and would make certain provisions of the Exchange Act no longer applicable to the Company, such as the short-swing profit recovery provisions of Section 16(b), the requirement of furnishing a proxy statement pursuant to Section 14(a) in connection with stockholders' meetings and the related requirement of furnishing an annual report to stockholders and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions. Furthermore, the ability of "affiliates" of the Company and persons holding "restricted securities" of the Company to dispose of such securities pursuant to Rule 144 or Rule 144A promulgated under the Securities Act of 1933, as amended (the "Securities Act"), may be impaired or eliminated.

  Purchaser currently intends not to seek delisting of the Shares from the NYSE and the termination of the registration of the Shares under the Exchange Act prior to the Effective Time, although such Shares may be delisted by the NYSE as described above. If the NYSE listing and the Exchange Act registration of the Shares are not terminated prior to the Merger, then the Shares will be delisted from the NYSE and the registration of the Shares under the Exchange Act will be terminated following the consummation of the Merger. See Section 13 with respect to the interrelationship of the status of the listing of the Shares and the availability of appraisal rights with respect to the Merger.

  Margin Regulations. The Shares are presently "margin securities" under the regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which status has the effect, among other things, of allowing brokers to extend credit on the collateral of the Shares. Depending upon factors similar to those described above regarding stock exchange listing and market quotations, it is possible that, following the Offer, the Shares would no longer constitute "margin securities" for the purposes of the margin regulations of the Federal Reserve Board and therefore could no longer be used as collateral for loans made by brokers. In addition, if registration of the Shares under the Exchange Act were terminated, the Shares would no longer constitute "margin securities."

  8. CERTAIN INFORMATION CONCERNING THE COMPANY. The information concerning the Company contained in this Offer to Purchase, including that set forth below under "--Summary of Selected Financial Data," has been furnished by the Company or has been taken from or based upon publicly available documents and records on file with the Commission and other public sources. The summary information concerning the Company in this Section 8 and elsewhere in this Offer to Purchase is derived from the Company's Annual Report on Form 10-K for the fiscal year ended February 28, 1998 and the Company's Quarterly Report on Form 10-Q for the six months ended August 31, 1998, as filed with the Commission pursuant to the Exchange Act, and other publicly available information. The summary information set forth below is qualified in its entirety by reference to such reports (which may be obtained and inspected as described below) and should be considered in conjunction with the more comprehensive financial and other information in such reports and other publicly available reports and documents filed by the Company with the Commission and other publicly available information. Although Purchaser and Parent do not have any knowledge that would indicate that any statements contained herein based upon such reports are untrue, neither Parent nor Purchaser assumes responsibility for the accuracy or completeness of the information concerning the Company contained in such documents and records or for any failure by the Company to disclose events which may have occurred or may affect the significance or accuracy of any such information but which are unknown to Parent or Purchaser.

  General. The Company is a New York corporation with principal executive offices located at 272 Buffalo Avenue, Freeport, New York 11520. The telephone number of the Company at such offices is (516) 868-8800. The business of the Company consists of the development, production, sale and worldwide distribution of specialty chemical additives and other products used by the connector, printed circuit board, semiconductor, and industrial metal finishing industries. The Company's specialty chemical additives are proprietary and the majority of them are patented.

  Selected Financial Information. Set forth below is a summary of certain consolidated financial information with respect to the Company, excerpted or derived from the Company's Annual Report on Form 10-K for the fiscal year ended February 28, 1998 and the Company's Quarterly Report on Form 10-Q for the six months ended August 31, 1998, as filed with the Commission pursuant to the Exchange Act.

  More comprehensive financial information is included in such reports (including management's discussion and analysis of financial condition and results of operations) and in other documents filed by the Company with the Commission. The Company has advised Parent that it currently intends to file a quarterly report on Form 10-Q for the nine months ended November 30, 1998 by January 14, 1999. The following summary is qualified in its entirety by reference to such reports and other documents and all of the financial information (including any related notes) contained therein. Such reports, documents and financial information may be inspected and copies may be obtained from the Commission in the manner set forth below under "--Available Information."

                                LEARONAL, INC.

                      SUMMARY OF SELECTED FINANCIAL DATA
                   (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                              SIX MONTHS ENDED
                                  YEAR ENDED      YEAR ENDED     AUGUST 31,
                                 FEBRUARY 28,    FEBRUARY 29,    (UNAUDITED)
                               ----------------- ------------ -----------------
                                 1998     1997       1996       1998     1997
                               -------- -------- ------------ -------- --------
INCOME STATEMENT DATA:
  Net sales................... $241,697 $210,258   $211,625   $114,226 $121,134
  Income before income taxes..   30,104   23,585     23,729     12,338   12,785
  Net income..................   21,020   16,465     15,595      8,967    8,956
  Net income per share(1).....     1.64     1.26       1.18       0.71     0.70
  Net income per share
   assuming dilution(1).......     1.61     1.24       1.16       0.69     0.69
BALANCE SHEET DATA (AT PERIOD
 END):
  Current assets.............. $115,593 $103,234   $101,304   $114,987 $107,760
  Total assets................  171,040  151,265    145,698    171,725  157,928
  Current liabilities.........   37,238   27,411     24,188     37,521   32,438
  Long-term debt, less current
   portion....................    2,422    3,152      3,066      2,037    2,798
  Stockholders' equity........  121,932  113,044    111,667    122,125  114,375

--------
(1) Restated for the 3-for-2 stock split effective August 19, 1997.

  Other Financial Information. During the course of the discussions between Parent and the Company that led to the execution of the Merger Agreement, the Company provided Parent or its representatives with certain information about the Company and its financial performance which is not publicly available. The information provided included financial projections for the Company as an independent company (i.e., without regard to the impact to the Company of a transaction with Parent and Purchaser). The following is a summary of selected projected financial information provided to Parent by the Company.

                                           FISCAL YEAR ENDED FEBRUARY 28,
                                          --------------------------------
                                                     PROJECTED
                                          --------------------------------
                                             1999       2000       2001
                                          ---------- ---------- ----------
                                          (IN MILLIONS, EXCEPT PER SHARE DATA)
Total revenue............................ $    240.8 $    266.2 $    297.7
Total gross profit.......................       74.4       83.4       97.0
Earnings before interest and taxes.......       25.6       33.4       42.5
Pretax income............................       26.3       34.0       43.2
Net income...............................       18.4       23.6       30.0
Shares outstanding (fully diluted)*......       12.8       12.5       12.2
Earnings per share (fully diluted)....... $     1.44 $     1.89 $     2.47
Earnings before interest, taxes,
 depreciation and amortization...........       31.6       40.0       49.8
Capital expenditures.....................        9.8       10.5       11.1

--------
* Assumes repurchase of 300,000 shares per year.

  The Company has advised Purchaser and Parent that it does not as a matter of course make public any projections as to future performance or earnings, and the projections set forth above are included in this Offer only because the information was provided to Parent and Purchaser.

The projections were not prepared with a view to public disclosure or compliance with the published guidelines of the Commission or the guidelines established by the American Institute of Certified Public Accountants regarding projections or forecasts. The Company has advised Parent and Purchaser that its internal operating projections are, in general, prepared solely for internal use and capital budgeting and other management decisions and are subjective in many respects and thus susceptible to various interpretations and periodic revision based on actual experience and business developments. The projections were based on a number of assumptions some of which are beyond the control of the Company, Purchaser or Parent or their respective financial advisors and representatives and some of which inevitably will prove to be incorrect. Such assumptions include, but are not limited to
(i) the Company's gross profit margin increasing consistently over the periods covered by the projections, (ii) significant increases in process sales and precious metal content sales over the periods covered by the projections,
(iii) sales, general and administrative expenses as a percentage of sales decreasing over the period covered by the projections, and (iv) an effective tax rate of 28% through 2001. Although the Company has advised Parent and Purchaser that it believes the assumptions used in preparing this information were reasonable when made, no prediction can be made as to whether such assumptions were or will be accurate; accordingly, there can be no assurance, and no representation or warranty is made, that actual results will not vary materially from those described above. The foregoing information is forward-looking in nature and inherently subject to significant uncertainties and contingencies, many of which are beyond the control of the Company, including industry performance, general business and economic conditions, currency exchange rates, customer requirements, competition, adverse changes in applicable laws, regulations or rules governing environmental, tax and accounting matters and other matters. The inclusion of this information should not be regarded as an indication that Parent, Purchaser, the Company or anyone who received this information then considered, or now considers, it a reliable prediction of future events, and this information should not be relied on as such. None of Parent or Purchaser or any of their respective financial advisors or the Dealer Manager assumes any responsibility for the validity, reasonableness, accuracy or completeness of the projections, and the Company has made no representation to Parent or Purchaser regarding the projections described above. None of the Company, Purchaser, Parent or any of their respective financial advisors or the Dealer Manager intends to update, revise or correct such projections if they become inaccurate (even in the short term). The projections have not been adjusted to reflect the effects of the Offer or the Merger.

  Available Information. The Company is subject to the informational filing requirements of the Exchange Act and, in accordance therewith, is obligated to file reports, proxy statements and other information with the Commission relating to its business, financial condition and other matters. Information as of particular dates concerning the Company's directors and officers, their remuneration, options granted to them, the principal holders of the Company's securities and any material interests of such persons in transactions with the Company is required to be disclosed in proxy statements distributed to the Company's stockholders and filed with the Commission. Such reports, proxy statements and other information should be available for inspection at the public reference facilities of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at Seven World Trade Center, Suite 1300, New York, NY 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, IL 60661. Copies of such information should be obtainable by mail, upon payment of the Commission's customary charges, by writing to the Commission's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission also maintains a website on the Internet at http://www.sec.gov that contains reports, proxy statements and other information relating to the Company which have been filed via the Commission's EDGAR System.

  9. CERTAIN INFORMATION CONCERNING PARENT AND PURCHASER.

  Parent and Purchaser. Parent is a Delaware corporation with its principal executive offices located at 100 Independence Mall West, Philadelphia, Pennsylvania 19106. The telephone number of Parent at such location is (215) 592-3000. Parent produces a variety of chemicals, including specialty polymers and resins.

  Purchaser is a newly incorporated New York corporation organized in connection with the Offer and the Merger and has not carried on any significant activities other than in connection with the Offer and the Merger. The principal offices of Purchaser are located at Rodney Building, Suite 104, 3411 Silverside Road, Wilmington, Delaware 19810. The telephone number of Purchaser at such location is (302) 478-7278. All of the outstanding capital stock of Purchaser is owned directly by Parent. Until immediately prior to the time Purchaser purchases Shares pursuant to the Offer, it is not anticipated that Purchaser will have any significant assets or liabilities or engage in any significant activities other than those incident to its formation and capitalization and the transactions contemplated by the Offer and the Merger.

  Financial Information. Set forth below is a summary of certain consolidated financial information with respect to Parent and its subsidiaries for its fiscal years ended December 31, 1997, 1996 and 1995, and for the nine months ended September 30, 1998, excerpted from financial statements presented in Parent's Annual Reports on Form 10-K for the years ended December 31, 1997 and December 31, 1996 and Parent's Quarterly Report on Form 10-Q for the period ended September 30, 1998, each as filed with the Commission. More comprehensive financial information is included in such reports (including management's discussion and analysis of results of operations and financial position) and other documents filed by Parent with the Commission, and the financial information summary set forth below is qualified in its entirety by reference to such reports, which are incorporated herein by reference, and all the financial information and related notes contained therein.

                             ROHM AND HAAS COMPANY

                      SUMMARY OF SELECTED FINANCIAL DATA
                    (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

                                                              NINE MONTHS ENDED
                                             YEARS ENDED        SEPTEMBER 30,
                                             DECEMBER 31,        (UNAUDITED)
                                         -------------------- -----------------
                                          1997   1996   1995    1998     1997
                                         ------ ------ ------ -------- --------
INCOME STATEMENT DATA:
  Net sales............................. $3,999 $3,982 $3,884 $  2,836 $  3,049
  Earnings before income taxes and
   extraordinary item...................    611    530    441      594      464
  Earnings before extraordinary item....    410    363    292      378      312
  Net earnings..........................    410    363    292      365      312
  Net earnings applicable to common
   shareholders.........................    403    356    285      360      306
  Earnings per common share before
   extraordinary item:(1)
    --Basic.............................   2.17   1.82   1.41     2.09     1.64
    --Diluted...........................   2.13   1.79   1.40     2.05     1.61
  Net earnings per common share:(1)
    --Basic.............................   2.17   1.82   1.41     2.02     1.64
    --Diluted...........................   2.13   1.79   1.40     1.98     1.61
BALANCE SHEET DATA (AT PERIOD END):
  Total current assets.................. $1,397 $1,456 $1,421 $  1,334 $  1,391
  Total assets..........................  3,900  3,933  3,916    3,629    3,883
  Total current liabilities.............    850    886    828      990      787
  Long-term debt........................    509    562    606      388      551
  Total stockholders' equity............  1,797  1,728  1,781    1,502    1,784

--------
(1) Restated for the 3-for-1 stock split effective September 1, 1998.

  Available Information. Parent is subject to the informational filing requirements of the Exchange Act and, in accordance therewith, is obligated to file reports, proxy statements and other information with the Commission relating to its business, financial condition and other matters. Information as of particular dates concerning Parent's directors and officers, their remuneration, options granted to them, the principal holders of Parent's securities and any material interests of such persons in transactions with Parent is required to be disclosed in proxy statements distributed to Parent's stockholders and filed with the Commission. Such reports, proxy statements and other information should be available for inspection at the public reference facilities of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at Seven World Trade Center, Suite 1300, New York, NY 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, IL 60661. Copies of such information should be obtainable by mail, upon payment of the Commission's customary charges, by writing to the Commission's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission also maintains a website on the Internet at http://www.sec.gov that contains reports, proxy statements and other information relating to Parent which have been filed via the Commission's EDGAR System.

  The name, citizenship, business address, present principal occupation and material positions held during the past five years of each of the executive officers and directors of Parent and Purchaser are set forth in Schedule I to this Offer to Purchase.

  Except as set forth in this Offer to Purchase and except for 100 Shares acquired by Parent on October 5, 1998 at a price per Share of $18.87, none of Purchaser, Parent, or to the best knowledge of Purchaser and Parent, any of the persons listed on Schedule I hereto or any associate or majority owned subsidiary of Purchaser, Parent or any of the persons so listed, beneficially owns or has a right to acquire, directly or indirectly, any Shares, and none of Purchaser or Parent, or to the best knowledge of Purchaser and Parent, any of the persons or entities referred to above, nor any of the respective executive officers, directors or subsidiaries of any of the foregoing, has effected any transaction in the Shares during the past 60 days.

  Except as set forth in this Offer to Purchase, none of Purchaser, Parent or, to the best knowledge of Purchaser and Parent, any of the persons listed on
Schedule I hereto, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any securities of the Company, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies.

  Except as set forth in this Offer to Purchase, none of Purchaser, Parent, any of their respective affiliates, nor, to the best knowledge of Purchaser or Parent, any of the persons listed on Schedule I, has had, since March 1, 1995, any business relationships or transactions with the Company or any of its executive officers, directors or affiliates that would be required to be reported under the rules of the Commission applicable to the Offer. Except as set forth in this Offer to Purchase, since March 1, 1995 there have been no contacts, negotiations or transactions between Purchaser, Parent, any of their respective affiliates or, to the best knowledge of Purchaser or Parent, any of the persons listed on Schedule I, and the Company or its affiliates concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, election of directors or a sale or other transfer of a material amount of assets.

  10. SOURCES AND AMOUNT OF FUNDS.

  The Offer is not conditioned upon any financing arrangements. Purchaser estimates that the total amount of funds required by Purchaser to consummate the Offer and the Merger, including the fees and expenses of the Offer and the Merger and refinancing of existing indebtedness of the Company, is approximately $460 million. Purchaser will obtain all such funds from Parent in the form of capital contributions or advances. Parent anticipates funding the capital contributions or advances through one or more of a combination of cash on hand and other internally generated funds, commercial paper, privately placed notes, and arranged bank credit facilities.

  It is anticipated that any indebtedness incurred by Parent in connection with the Offer and the Merger will be repaid from funds generated internally by Parent and its subsidiaries (including, after the Merger, if consummated, funds generated by the Surviving Corporation and its subsidiaries), proceeds of dispositions, through other sources which may include the proceeds of future bank refinancings, dispositions or the public or private sale of debt or equity securities, or through a combination of two or more such sources. No final decisions have been made, however, concerning the method Parent will employ to repay any such indebtedness. Such decisions, when made, will be based on Parent's review from time to time of the advisability of particular actions, as well as on prevailing interest rates and financial and other economic conditions.

  11. BACKGROUND OF THE OFFER; CONTACTS WITH THE COMPANY.

  Shipley Company ("Shipley"), a wholly owned subsidiary of Parent headquartered in Marlboro, Massachusetts, is the cornerstone of Parent's Electronics Materials business, which reported sales of approximately $400 million in 1997. Shipley is a leading supplier of specialized products and technology to producers of both semiconductors and printed wiring boards. As part of its strategy to significantly grow the Electronics Materials business, Parent identified the Company as an attractive acquisition candidate in view of the complementary fit of products, technologies, geographic reach and culture between Shipley and the Company.

  On June 4, 1998, Michael S. Foster, Vice President of Shipley, raised with Richard Kessler, Executive Vice President and Chief Operating Officer of the Company, the possibility of exploring a business combination or other opportunity for cooperation between the Company and Parent.

  On June 17 and 18, Mr. Foster and Mr. Kessler discussed further the potential benefits of a possible transaction between Parent and the Company.

  On July 22, 1998, Mr. Kessler called Mr. Foster to advise him that the Company Board had authorized informal discussions regarding the possible acquisition of the Company by Parent.

  On July 29, 1998, Mr. Foster and Pierre R. Brondeau, President of Shipley, met for lunch in New York City with Mr. Kessler and David Rosenthal, Vice President--Finance and Treasurer of the Company, to follow up on the June 17-18 conversations. Messrs. Foster and Brondeau stated that Parent was interested in exploring on a preliminary basis the potential merits of a business combination.

  On August 25, 1998, Ronald F. Ostrow, President and Chief Executive Officer of the Company, and Messrs. Kessler and Rosenthal visited the Shipley facility in Marlboro, Massachusetts. During that visit, Messrs. Brondeau and Foster discussed the possible acquisition of the Company by Parent. Mr. Ostrow stated that any transaction should involve a price representing a premium above the recent stock market high for the Shares ($32 per Share). The parties also explored the strategic and cultural fit between the two companies and agreed to meet again the following month.

  On September 16, 1998, Messrs. Brondeau and Foster visited the Company's facilities in Freeport, New York. A tour of the facilities was held, followed by a meeting between Messrs. Ostrow and Brondeau during which the Company's valuation and strategic expectations were reviewed. In addition, Mr. Brondeau and Mr. Ostrow discussed the opportunities for the Company's existing management team if a business combination occurred.

  On October 19, 1998, Messrs. Ostrow and Rosenthal met with Mr. Brondeau and with Rajiv L. Gupta, Vice Chairman-elect of Parent, and continued discussions concerning a possible acquisition of the Company by Parent.

  On October 21, 1998, the Company and Parent entered into the Confidentiality Agreement. Thereafter, Parent began its due diligence investigation of the Company, and the Company furnished to Parent detailed information concerning the Company's business and future prospects. See Sections 8 and 12.

  On November 16 and 17, 1998, meetings were held between representatives of the Company and Parent, including representatives of Beacon, the Company's financial advisor, and Deutsche Bank Securities, Parent's financial advisor. Over the course of the two-day period, the Company's business was discussed in detail, including its product line, facilities, sales projections and financial results.

  On November 20, 1998, representatives of Beacon and Deutsche Bank Securities discussed the Company's valuation expectations.

  On December 3, 1998, Mr. Brondeau indicated in a telephone conversation with Mr. Ostrow that certain analyses performed by Parent suggested that an appropriate valuation for the Company was $28 per Share. Mr. Ostrow said that did not meet the Company's valuation expectations. Between December 3-6, representatives of Beacon and Deutsche Bank Securities held further discussions concerning valuation issues.

  On December 7, 1998, Parent's Board of Directors authorized Deutsche Bank Securities to present, on Parent's behalf, a proposal for a potential acquisition of the Company. The following day, Deutsche Bank Securities presented a term sheet containing proposed terms for a potential acquisition by Parent of the Company for $33.50 per Share in cash. Parent's proposal was conditioned upon receipt of the Tender and Option Agreements from certain stockholders of the Company and upon the Company's entering into satisfactory employment agreements with certain key executives and satisfactory amendments to existing agreements between the Company and the holder of certain minority interests in two foreign subsidiaries.

  On December 10, 1998, Mr. Ostrow and other senior executives of the Company met in Tokyo with Mr. Brondeau to discuss the terms of the possible acquisition of the Company, as well as the terms of the Employment Agreements and the agreements relating to the foreign minority interests.

  On December 12, 1998, Parent's counsel furnished drafts of the Merger Agreement and the Tender and Option Agreement to counsel for the Company. Thereafter, the parties negotiated the terms of the Merger Agreement, the Tender and Option Agreement and the Employment Agreements and the agreements relating to the foreign minority interests.

  Between December 14-18, 1998, the terms of the transaction agreements were negotiated by representatives of Parent and of the Company, including the amount of the Termination Fee and Expenses (as hereinafter defined) and the circumstances in which they would be payable, the nature of the restrictions on the Company's ability to enter into a competing transaction and the conditions to the Offer.

  On December 15, 1998, Mr. Ostrow met with Mr. Gupta. Also present were representatives of Beacon and Deutsche Bank Securities. At this meeting, Mr. Gupta indicated that Parent would be willing to increase its offer to $34.00 per Share in cash, subject to the negotiation of satisfactory terms and conditions in the transaction agreements.

  On December 18, 1998, the Company's Board of Directors held a meeting at the Company's headquarters to consider the proposed transaction.

  On December 20, 1998, the Company's Board of Directors met again to consider the proposed transaction. Beacon delivered its opinion to the effect that the proposed purchase price of $34.00 per Share in cash in the Offer and the Merger is fair from a financial point of view to the holders of the Shares. At the meeting, the Company's Board of Directors unanimously approved the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, and determined that the Offer and Merger are fair to, and in the best interests of, the Company's stockholders and recommended that stockholders accept the Offer and tender their Shares pursuant to the Offer.

  Later on December 20, 1998, the Company, Parent and Purchaser executed the Merger Agreement; Parent, the Company and certain stockholders of the Company executed the Tender and Option Agreement; and the Company and certain executives of the Company entered into the Employment Agreements and the relevant parties entered into the agreements relating to the foreign minority interests.

  On December 21, 1998, Parent and the Company issued a joint press release announcing the transactions contemplated by the Merger Agreement.

  On December 23, 1998, Purchaser commenced the Offer.

  12. PURPOSE OF THE OFFER AND THE MERGER; THE MERGER AGREEMENT AND CERTAIN OTHER AGREEMENTS.

  Purpose of the Offer and the Merger. The purpose of the Offer and the Merger is to enable Parent to acquire control of, and the entire equity interest in, the Company. The Offer is being made pursuant to the Merger Agreement and is intended to increase the likelihood that the Merger will be effected. The purpose of the Merger is to acquire all of the outstanding Shares not purchased pursuant to the Offer. Following the Offer, Purchaser and Parent intend to acquire any remaining equity interest in the Company not acquired in the Offer by consummating the Merger. Upon consummation of the Merger, the Company will become a wholly owned subsidiary of Parent.

 Merger Agreement.

  The following is a summary of certain provisions of the Merger Agreement. This summary is not a complete description of the terms and conditions of the Merger Agreement and is qualified in its entirety by reference to the full text of the Merger Agreement filed with the Commission as an exhibit to the Tender Offer Statement on Schedule 14D-1 filed by Parent and Purchaser (the "Schedule 14D-1") and is incorporated herein by reference. Capitalized terms not otherwise defined below shall have the meanings set forth in the Merger Agreement. The Merger Agreement may be examined, and copies obtained, as set forth in Section 8 of this Offer to Purchase.

  The Offer. The Merger Agreement provides that the Purchaser will commence the Offer and that upon the terms and subject to prior satisfaction or waiver (to the extent permitted to be waived) of the conditions of the Offer, the Purchaser will purchase all Shares validly tendered pursuant to the Offer. The Merger Agreement provides that the Purchaser has the right, in its sole discretion, to modify and make certain changes to the terms and conditions of the Offer as described in Section 1.

  The Company's Board of Directors. The Merger Agreement provides that immediately upon the acceptance for payment of and payment for any Shares by Purchaser or any of its affiliates pursuant to the Offer, Purchaser will be entitled to designate such number of directors, rounded up to the next whole number, on the Company Board as will give Purchaser, subject to compliance with Section 14(f) of the Exchange Act, representation on the Company Board equal to the product of (i) the total number of directors on the Company Board (giving effect to the increase in the size of the Company Board pursuant to this paragraph) and (ii) the percentage that the number of votes represented by Shares beneficially owned by Purchaser and its affiliates (including Shares so accepted for payment and purchased) bears to the number of votes represented by Shares then outstanding. In furtherance thereof, concurrently with such acceptance for payment and payment for such Shares the Company will, upon request of Parent and compliance with Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder, use its best efforts promptly either to increase the size of its the Company Board or to secure the resignations of such number of its incumbent directors, or both, as is necessary to enable such designees of Parent to be so elected or appointed to the Company Board, and the Company will take all actions available to the Company to cause such designees of Parent to be so elected or appointed. The Merger Agreement provides that at such time, the Company will, if requested by Parent, also use its reasonable best efforts to cause persons designated by Parent to constitute at least the same percentage (rounded up to the next whole number) as is on the Company Board of (i) each committee of the Company Board, (ii) each board of directors (or similar body) of each subsidiary of the Company and
(iii) each committee (or similar body) of each such board. Notwithstanding the foregoing, the Company will use its reasonable best efforts to ensure that, in the event that Purchaser's designees are elected to the Company Board, the Company Board will have, at all times prior to the Effective Time, at least three directors who are directors on the date of the Merger Agreement and who are not officers of the Company, Parent or any of their respective subsidiaries (the "Independent Directors"); and provided further, that, in such event, if the number of Independent Directors shall be reduced below three for any reason whatsoever any remaining Independent Directors (or Independent Director, if there shall be only one remaining) may designate persons to fill such vacancies who will be deemed to be Independent Directors for purposes of the Merger Agreement or, if no Independent Directors then remain, the other directors may designate three persons to fill such vacancies who will not be officers or affiliates of the Company, Parent or any of their respective subsidiaries, and such persons will be deemed to be Independent Directors for purposes of the Merger Agreement. Subject to applicable law, the Company will promptly take all action requested by Parent necessary to effect any such election, including mailing to its shareholders the information required by Section 14(f) of the Exchange Act and Rule 14(f)-1 promulgated thereunder (or, at Parent's request, furnishing such information to Parent for inclusion in the offer documents initially filed with the Commission and distributed to the stockholders of the Company) as is necessary to enable Parent's designees to be elected to the Company Board. From and after the time, if any, that Parent's designees constitute a majority of the Company Board, any amendment of the Merger Agreement, any termination of the Merger Agreement by the Company, any extension of time for performance of any of the obligations of Parent or Purchaser thereunder, any waiver of any condition to the Company's obligations thereunder or any of the Company's rights thereunder or other action by the Company thereunder may be effected only by the action of a majority of the Independent Directors of the Company, which action will be deemed to constitute the action of any committee specifically designated by the Company Board to approve the actions contemplated thereby and the full Company Board; provided, that, if there shall be no Independent Directors, such actions may be effected by majority vote of the entire Company Board, except that no such action will amend the terms of the Merger Agreement or modify the terms of the Offer or the Merger in a manner materially adverse to the holders of Shares.

  The Merger. Pursuant to the Merger Agreement and the NYBCL, as promptly as practicable after the completion of the Offer and satisfaction or waiver, if permissible, of all conditions, including the purchase of Shares pursuant to the Offer and the approval and adoption of the Merger Agreement by the stockholders of the Company (if required by applicable law), Purchaser will be merged with and into the Company and the Company will be the Surviving Corporation and a wholly owned subsidiary of Parent. At the Effective Time, each Share then outstanding, other than Shares held by (i) the Company or any of its subsidiaries, (ii) Parent or any of its subsidiaries, including Purchaser and (iii) stockholders who properly perfect their dissenters' rights under the NYBCL, will be converted into the right to receive the Merger Consideration, without interest. Purchaser's Certificate of Incorporation will become the Certificate of Incorporation of the Surviving Corporation, and Purchaser's By-laws will be the By-Laws of the Surviving Corporation.

  Options. The Merger Agreement provides that prior to the Effective Time, the Board of Directors of the Company (or, if appropriate, any committee thereof) will adopt appropriate resolutions and take all other actions necessary to provide that each outstanding Option granted under the Company's 1990 Nonqualified Stock Option Plan, dated June 1, 1990 (the "1990 Plan") and the Company's 1996 Long-Term Incentive Plan (the "1996 Plan," and together with the 1990 Plan, the "Company Stock Option Plans"), whether or not then vested or exercisable, will, at the Effective Time, be cancelled, and each holder thereof will be entitled to receive a payment in cash from the Company (subject to any applicable withholding taxes, the "Cash Payment"), upon cancellation, equal to the product of (x) the total number of Shares subject or related to such Option, whether or not then vested or exercisable, and (y) the excess, if any, of the Merger Consideration over the exercise price or purchase price, as the case may be, per Share subject or related to such Option, each such Cash Payment to be paid to each holder of an outstanding Option upon cancellation. Notwithstanding the foregoing, if requested by Purchaser, the Company Board (or, if appropriate, any committee thereof) will adopt appropriate resolutions providing for such cancellation and a cash payment equal to 101.8% of the Cash Payment to occur, in respect of any or all Options held by certain employees of the Company who have entered into employment agreements with the Company, on the 78th day after the date on which the Effective Time occurs. The executives that have executed the Employment Agreements have agreed to receive the payments referred to in the preceding sentence. If Parent or Purchaser and an Option holder mutually agree, such Option holder may receive in lieu of such Cash Payment an option to acquire shares of common stock of Parent on terms providing such Option holder with value substantially equivalent to the value of such Cash Payment. In the Merger Agreement, the Company agreed that upon the exercise of any Option it will issue such Shares as such Option holder may be entitled to receive upon such exercise and will not exercise any rights it may have under the Company Stock Option Plans or otherwise to settle such Option with a cash payment without the written consent of Parent. Subject to the contractual rights of participants therein, the Company Stock Option Plans and any benefit plan (or other plan, program or arrangement) providing for the issuance or grant of any other interest in respect of the capital stock of the Company or any subsidiary will terminate as of the Effective Time. The Company will take all steps necessary to ensure that none of the Company or any of its subsidiaries is or will be bound by any Options, other options, warrants, rights or agreements which would entitle any person, other than the current shareholders of Purchaser or its affiliates, to acquire any capital stock of the Surviving Corporation or any of its subsidiaries or, except as otherwise provided in this paragraph, to receive any payment in respect thereof and to cause such Options to be cancelled or cause the holders of the Options to agree to such cancellation thereof.

  Representations and Warranties. In the Merger Agreement, the Company has made customary representations and warranties to Parent and Purchaser with respect to, among other things, corporate organization, subsidiaries, capitalization, authority to enter into the Merger Agreement, the absence of certain changes, required consents, no conflicts between the Merger Agreement and applicable laws and certain agreements to which the Company or its assets may be subject, financial statements, filings with the Commission, disclosures in proxy statements and tender offer documents, absence of certain changes or events, litigation, insurance, labor and employment matters, employee benefit plans, tax matters, compliance with applicable laws, Year 2000 compliance, brokers' and finders' fees, environmental matters, material contracts, intellectual property, applicability of state takeover statutes, undisclosed liabilities, the vote required to approve the Merger Agreement and its receipt of the Financial Advisor Opinion.

  In the Merger Agreement, each of Parent and Purchaser has made customary representations and warranties to the Company with respect to, among other things, corporate organization, authority to enter into the Merger Agreement, required consents, no conflicts between the Merger Agreement and applicable laws and certain agreements to which Parent or Purchaser or their assets may be subject, financing, disclosures in proxy statements and tender offer documents, brokers' and finders' fees, operations of Purchaser and ownership of Shares by Parent and its affiliates.

  Interim Operations. Pursuant to the Merger Agreement, the Company has agreed that, prior to the Effective Time, unless otherwise expressly contemplated by the Merger Agreement or consented to in writing by Parent, it will and will cause each of its subsidiaries to (i) operate its business in the usual and ordinary course substantially consistent with past practices; (ii) use its commercially reasonable efforts to preserve intact its business organization, maintain its rights and franchises, retain the services of its respective key employees and maintain its relationships with its respective customers and suppliers and others having business dealings with it to the end that its goodwill and ongoing business will be unimpaired at the Effective Time; and (iii) use its commercially reasonable efforts to keep in full force and effect insurance and bonds comparable in amount and scope of coverage to that currently maintained.

  Except as set forth in the disclosure schedules to the Merger Agreement, the Company has agreed that, except as expressly contemplated by the Merger Agreement or otherwise consented to in writing by Parent, from the date of the Merger Agreement until the Effective Time, it will not do, and will not permit any of its subsidiaries to (a) (i) increase the compensation (or benefits) payable to or to become payable to any director or employee, except for increases in salary or wages of employees in the ordinary course of business and consistent with past practice; (ii) grant any severance or termination pay (other than pursuant to the normal severance policy or practice of the Company or its subsidiaries as disclosed in the disclosure schedules to the Merger Agreement) to, or enter into or amend in any material respect any employment or severance agreement with, any employee; (iii) establish, adopt, enter into or amend any collective bargaining agreement or benefit plan of the Company or any subsidiary; or (iv) take any action to accelerate any rights or benefits, or make any determinations not in the ordinary course of business consistent with past practice, under any collective bargaining agreement or benefit plan of the Company or any subsidiary; (b) declare, set aside or pay any dividend on, or make any other distribution in respect of (whether in cash, stock or property), outstanding shares of capital stock, except for (i) dividends by a wholly owned subsidiary of the Company to the Company or another wholly owned subsidiary of the Company and (ii) regular quarterly cash dividends by the Company consistent with past practices (including as to declaration, record and payment dates) in no event to exceed $0.14 per Share per fiscal quarter; provided that the Company may declare and pay the regular quarterly cash dividend of $0.14 per Share declared on December 20, 1998 and scheduled to be paid on January 15, 1999 to stockholders of record on January 4, 1999; (c) redeem, purchase or otherwise acquire, or offer or propose to redeem, purchase or otherwise acquire, any outstanding shares of capital stock of, or other equity interests in, or any securities that are convertible into or exchangeable for any shares of capital stock of, or other equity interests in, or any outstanding options, warrants or rights of any kind to acquire any shares of capital stock of, or other equity interests in, the Company or any of its subsidiaries (other than (i) any such acquisition by the Company or any of its wholly owned subsidiaries directly from any wholly owned subsidiary of the Company in exchange for capital contributions or loans to such subsidiary, or (ii) any purchase, forfeiture or retirement of Shares or the Options occurring pursuant to the terms (as in effect on the date of the Merger Agreement) of any existing benefit plan of the Company or any of its subsidiaries, in a manner otherwise consistent with the terms of the Merger Agreement; (d) effect any reorganization or recapitalization; or split, combine or reclassify any of the capital stock of, or other equity interests in, the Company or any of its subsidiaries or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, shares of such capital stock or such equity interests; (e) offer, sell, issue or grant, or authorize or propose the offering, sale, issuance or grant of, any shares of capital stock of, or other equity interests in, any securities convertible into or exchangeable for (or accelerate any right to convert or exchange securities for) any shares of capital stock of, or other equity interest in, or any options, warrants or rights of any kind to acquire any shares of capital stock of, or other equity interests in, or any voting company debt or other voting securities of, the Company or any of its subsidiaries, or any "phantom" stock, "phantom" stock rights, stock appreciation rights or stock-based performance units, other than issuances of Shares upon the exercise of the Options outstanding at the date of the Merger Agreement in accordance with the terms thereof (as in effect on the date of the Merger Agreement); (f) acquire or agree to acquire, by merging or consolidating with, by purchasing an equity interest in or a portion of the assets of, or in any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire any assets of any other person if the aggregate consideration is in excess of $500,000 for any individual transaction, and $5,000,000 for all such transactions (other than the purchase of assets from suppliers or vendors in the ordinary course of business); (g) sell, lease, exchange or otherwise dispose of, or grant any lien with respect to, any of the properties or assets of the Company or any of its subsidiaries that are, individually or in the aggregate, material to the business of the Company and its subsidiaries, except for (i) dispositions of excess or obsolete assets and sales of inventories in the ordinary course of business, and (ii) dispositions of properties or assets with a value not in excess of $500,000 for any individual transaction and $5,000,000 for all such transactions; (h) propose or adopt any amendments to its certificate of incorporation or bylaws or other organizational documents; (i) effect any change in any accounting methods, principles or practices in effect as of February 28, 1998 affecting the reported consolidated assets, liabilities or results of operations of the Company, except as may be required by a change in generally accepted accounting principles; (j) incur any indebtedness for borrowed money in excess of an aggregate of $5,000,000, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its subsidiaries, guarantee any such indebtedness or debt securities of another person, enter into any "keep well" or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, or make any loans, advances (other than to employees of the Company and its subsidiaries in the ordinary course of business) or capital contributions to, or investments in, any other person, other than to or in the Company or any subsidiary of the Company; (k) enter into certain contracts described in the Merger Agreement; (l) pay, discharge, settle or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge, settlement or satisfaction, in the ordinary course of business or in accordance with their terms, of liabilities reflected or reserved against in the most recent consolidated financial statements (or the notes thereto) of the Company included in the Company's public filings with the Commission or incurred since the date of such financial statements in the ordinary course of business; (m) take certain other actions set forth in the Merger Agreement; (n) settle the terms of any material litigation affecting the Company or any of its subsidiaries; (o) make any material tax election (unless required by law or unless consistent with prior practice) or settle or compromise any material tax liability except, in each case, if Parent is given reasonable prior notice thereof; or (p) make or agree to make any new capital expenditures except for capital expenditures which are consistent with the capital expenditure budget previously provided to Parent and which do not individually exceed $500,000 and do not, in the aggregate, exceed $5,000,000.

  No Solicitation. In the Merger Agreement, the Company has agreed that from and after the date of the Merger Agreement until the Effective Time or the termination of the Merger Agreement, neither the Company or any of its subsidiaries, nor any of their respective officers, directors, employees, representatives, agents or affiliates will directly or indirectly initiate, solicit or encourage (including by way of furnishing non-public information or assistance), or take any other action to facilitate, any inquiries or the making or submission of any Acquisition Proposal (as hereinafter defined), or enter into or maintain or continue discussions or negotiate with any person or group in furtherance of such inquiries or to obtain or induce any person or group to make or submit an Acquisition Proposal or agree to or endorse any Acquisition Proposal or assist or participate in, facilitate or encourage, any effort or attempt by any other person or group to do or seek any of the foregoing or authorize or permit any of its officers, directors or employees or any of its subsidiaries or affiliates or any investment banker, financial advisor, attorney, accountant or other representative or agent retained by it or any of its subsidiaries to take any such action; provided, however, that nothing contained in the Merger Agreement will prohibit the Company Board from, prior to the earlier to occur of acceptance for payment of Shares pursuant to the Offer or adoption of the Merger Agreement by the requisite vote of the stockholders of the Company, furnishing information to or entering into discussions or negotiations with any person or entity that makes an unsolicited written, bona fide Acquisition Proposal that constitutes, or may reasonably be expected to lead to, any Superior Proposal (as hereinafter defined) if, and only to the extent that (i) the Company Board after consultation with independent legal counsel, reasonably determines in good faith that the failure to do so would be reasonably likely to result in a breach of the fiduciary duty of the Company Board under applicable law and (ii) prior to taking such action the Company
(x) delivers to Parent and Purchaser the notice required pursuant to the Merger Agreement stating that it is taking such action and (y) receives from such person or group an executed confidentiality agreement that contains customary confidentiality and standstill restrictions.

  Except as expressly permitted by the Merger Agreement, neither the Board of Directors of the Company nor any committee thereof will (i) withdraw, modify or fail to make, or propose to withdraw, modify or fail to make its approval or recommendation of the Offer or the Merger or of the Tender and Option Agreement and the other Transactions, (ii) approve or recommend, or propose to approve or recommend, any Acquisition Proposal, (iii) take any action to render the provisions of any anti-takeover statute, rule or regulation (including Section 912 of the NYBCL) inapplicable to any person (other than Parent, Purchaser or their affiliates) or group or to any Acquisition Proposal or (iv) cause the Company or any of its subsidiaries to accept such Acquisition Proposal and/or enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement (each, an "Acquisition Agreement") related to any Acquisition Proposal; provided however, that prior to the earlier to occur of acceptance for payment of Shares pursuant to the Offer or adoption of the Merger Agreement by the requisite vote of the stockholders of the Company, the Board of Directors of the Company may terminate the Merger Agreement if, and only to the extent that
(A) such Acquisition Proposal is a Superior Proposal, (B) the Board of Directors of the Company, after consultation with independent legal counsel, reasonably determines in good faith that the failure to do so would be reasonably likely to result in a breach of the fiduciary duty of the Board of Directors of the Company under applicable law, (C) the Company will, prior to or simultaneously with the taking of such action, have paid or pay to Parent or Purchaser or their designee the Termination Fee and the Expenses, (D) the Company is not in breach of any provision of the Merger Agreement relating to the solicitation and negotiation of Acquisition Proposals, (E) the Company will have complied with its obligations relating to termination of the Merger Agreement in this situation and (F) concurrently with such termination, the Company enters into an Acquisition Agreement with respect to such Superior Proposal.

  In addition to the obligations of the Company set forth in the two preceding paragraphs above, the Company will promptly (and in any event, within 24 hours) advise Parent orally and in writing of any request for information or the submission or receipt of any Acquisition Proposal, the material terms and conditions of such Acquisition Proposal, and the identity of the person making any such Acquisition Proposal. The Company will keep Parent fully informed of the material developments with respect to any such Acquisition Proposal. The Company will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted prior to the Merger Agreement with respect to any of the foregoing.

  "Acquisition Proposal" means an inquiry, offer or proposal regarding any of the following (other than the Transactions contemplated by the Merger Agreement) involving the Company: (i) any merger, consolidation, share exchange, recapitalization, liquidation, dissolution, business combination or other similar transaction; (ii) any sale, lease, exchange, or other disposition of 20% or more of the assets of the Company and its subsidiaries, taken as a whole, or of any Material Business (as hereinafter defined) or of any subsidiary or subsidiaries responsible for a Material Business in a single transaction or series of related transactions; (iii) any tender offer (including a self tender offer) or exchange offer that, if consummated, would result in any person or group beneficially owning more than 20% of the outstanding shares of any class of equity securities of the Company; (iv) any acquisition of 20% or more of the outstanding shares of capital stock of the Company; or (v) any public announcement by the Company or any third party of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing. "Superior Proposal" means any proposal made by a third party to acquire, directly or indirectly, including pursuant to a tender offer, exchange offer, merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or other similar transaction, all the Shares then outstanding or all or substantially all of the assets of the Company and its subsidiaries which the Board of Directors of the Company reasonably determines in good faith (after consultation with its independent financial advisor and after taking into account any changes to the terms of the Merger Agreement and the Offer that have been proposed by Parent in response to such proposal) to be more favorable to the Company and the Company's stockholders. "Material Business" means any business (or the assets needed to carry out such business) that contributed or represented 20% or more of the net sales, the net income or the assets (including equity securities) of the Company and its subsidiaries taken as a whole.

  The Merger Agreement provides that nothing contained therein will prohibit the Company from taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act (dealing with responses to a tender offer) or from making any disclosure to the Company's stockholders if the Board of Directors of the Company, after consultation with independent legal counsel, reasonably determines in good faith that the failure to take such action would be reasonably likely to result in a breach of the fiduciary duty of the Board of Directors under applicable law; provided that neither the Board of Directors of the Company nor any committee thereof withdraws or modifies, or proposes to withdraw or modify, the approval or recommendation of the Board of Directors of the Company of the Offer or the Merger or approves or recommends, or publicly proposes to approve or recommend, an Acquisition Proposal unless the Company and the Board of Directors of the Company have complied with all the provisions of the Merger Agreement relating to the solicitation and negotiation of Acquisition Proposals.

  Indemnification. In the Merger Agreement, Purchaser has agreed that all rights to indemnification for acts or omissions occurring prior to the Effective Time existing as of the date of the Merger Agreement in favor of the current or former directors or officers of the Company and its subsidiaries as provided in their respective certificates of incorporation or bylaws will survive the Merger and will continue in full force and effect in accordance with their terms for a period of six years from the Effective Time. Parent will cause to be maintained, if available, for a period of six years from the Effective Time the Company's current directors' and officers' insurance and indemnification policy (the "D&O Insurance") (provided that Parent may substitute therefor policies or financial guarantees with the same carriers or other obligors as insure Parent's directors and officers of at least the same coverage and amounts containing terms and conditions which are substantially similar to the existing D&O Insurance) to the extent that such insurance policies provide coverage for events occurring prior to the Effective Time for all persons who were directors and officers of the Company on December 20, 1998, so long as the annual premium to be paid by the Company after the date of the Merger Agreement for such D&O Insurance during such six-year period would not exceed 200% of the current annual premium therefor. If, during such six-year period, such insurance coverage cannot be obtained at all or can only be obtained for an amount in excess of 200% of the current annual premium therefor, Parent will use all reasonable efforts to cause to be obtained as much D&O Insurance as can be obtained for an amount equal to 200% of the current annual premium therefor, on terms and conditions substantially similar to the existing D&O Insurance.

  Employee Plans and Benefits and Agreements. In the Merger Agreement, the Surviving Corporation agreed, from and after the Effective Time, to honor in accordance with their terms all existing employment, severance, consulting or other compensation agreements or benefit contracts between the Company or any of its subsidiaries and any officer, director or employee of the Company or any of its subsidiaries, as the same may be modified by the Employment Agreements, and all benefits or other amounts earned or accrued through the Effective Time under the benefit plans disclosed in Company's disclosure schedules to the Merger Agreement.

  The Merger Agreement provides that for a period of not less than two years from the Effective Time, Parent will, or will cause the Surviving Corporation to, maintain employee benefit plans, programs and arrangements for former employees of the Company and its subsidiaries who remain employees of the Surviving Corporation after the Effective Time that are, in the aggregate, no less favorable than those provided by the Company and any of its subsidiaries immediately prior to the Effective Time. From and after the Effective Time, for purposes of determining eligibility and vesting (but not for purposes of benefit accrual) under any severance, compensation, welfare, pension, or other benefit plan or arrangement of Parent or any of its subsidiaries which, at the election of Parent, employees of the Company or any of its subsidiaries become eligible to participate in, service with the Company or any of its subsidiaries (whether before or after the Effective Time) will be credited as if such services had been rendered to Parent or such subsidiary; provided that Parent and Purchaser shall have no obligation to (i) employ any individual,
(ii) include any individual in any stock option or other equity based compensation or benefit plan or arrangement or (iii) include any such employees of the Company and its subsidiaries in any benefit plan of Parent or its subsidiaries.

  Reasonable Best Efforts. In the Merger Agreement, subject to the terms and conditions thereof, each of the parties has agreed to use its reasonable best efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective as soon as reasonably practicable the Transactions. In the case that at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of the Merger Agreement, the proper officers and directors of each party to the Merger Agreement will take all such necessary action. such reasonable best efforts include (i) the obtaining of all necessary consents, approvals or waivers from third parties and governmental authorities necessary to the consummation of the Transactions and (ii) opposing vigorously any litigation or administrative proceeding relating to the Merger Agreement or the Transactions, including promptly appealing any adverse court or agency order. Notwithstanding the foregoing or any other provisions contained in the Merger Agreement to the contrary, neither Parent or the Company nor any of their respective affiliates will be under any obligation of any kind to (i) litigate against any federal, state or local government or any court, administrator or regulatory agency or commission or other governmental authority or agency, domestic or foreign (a "Governmental Entity"), including but not limited to any governmental or regulatory authority with jurisdiction over the enforcement of any applicable federal, state, local and foreign antitrust, competition or other similar laws or (ii) otherwise agree with any Governmental Entity or any other party to sell or otherwise dispose of, agree to any material limitations on the ownership or control of, or hold separate (through the establishment of a trust or otherwise) a material portion of the assets or businesses of any of the Company, its subsidiaries, Parent or any of Parent's affiliates.

  Pursuant to the Merger Agreement, the Company and its Board of Directors will (i) take all action necessary to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to the Offer, the Merger, the Merger Agreement, the Tender and Option Agreement or any of the other Transactions and (ii) if any state takeover statute or similar statute or regulation becomes applicable to the Transactions take all action necessary to ensure that the Transactions may be consummated as promptly as practicable on the terms contemplated by the Merger Agreement and the Tender and Option Agreement and otherwise to minimize the effect of such statute or regulation on the Transactions.

  Standstill Agreements. DURING THE PERIOD FROM THE DATE OF THE MERGER AGREEMENT THROUGH THE EFFECTIVE TIME, THE MERGER AGREEMENT PROVIDES THAT THE COMPANY WILL NOT TERMINATE, AMEND, MODIFY OR WAIVE ANY PROVISION OF ANY CONFIDENTIALITY OR STANDSTILL OR SIMILAR AGREEMENT TO WHICH THE COMPANY OR ANY OR ITS SUBSIDIARIES IS A PARTY (OTHER THAN ANY INVOLVING PARENT). SUBJECT TO THE FOREGOING, DURING SUCH PERIOD, THE COMPANY HAS AGREED TO ENFORCE, TO THE FULLEST EXTENT PERMITTED UNDER APPLICABLE LAW, THE PROVISIONS OF ANY SUCH AGREEMENTS, INCLUDING OBTAINING INJUNCTIONS TO PREVENT ANY BREACHES OF SUCH AGREEMENTS AND TO ENFORCE SPECIFICALLY THE TERMS AND PROVISIONS THEREOF IN ANY COURT OR OTHER TRIBUNAL HAVING JURISDICTION.

  Stockholder Meeting. The Merger Agreement provides that to the extent required by applicable law, the Company will promptly take all action necessary in accordance with the NYBCL and its Certificate of Incorporation and Bylaws to convene a meeting of the stockholders of the Company to consider and vote on the Merger and the Merger Agreement. At such stockholder meeting, all of the Shares then owned by Parent, Purchaser or any other subsidiary of Parent will be voted to approve the Merger and the Merger Agreement. The Board of Directors of the Company will recommend that the Company's stockholders vote to approve the Merger and the Merger Agreement if such vote is sought, will use its best efforts to solicit from shareholders of the Company proxies in favor of the Merger and will take all other action in its judgment necessary and appropriate to secure the vote of stockholders required by the NYBCL to effect the Merger.

  Notwithstanding the foregoing, in the event that Purchaser acquires at least 90% of the then outstanding Shares, at the request of Purchaser, the parties to the Merger Agreement will take all necessary and appropriate action to effect the Merger as a "short-form" merger. See Section 13.

  The Merger Agreement also provides that in the event that Purchaser reduces the Minimum Condition as described in Section 1 and accepts for payment the Shares tendered pursuant to the Offer, which Shares are less than two-thirds of the Fully Diluted Shares, the Company will convene a meeting of its stockholders, or take or permit Purchaser to take such action as may be necessary or desirable, to amend the Certificate of Incorporation to provide that the requisite vote of the Company's stockholders on any merger or consolidation (including the Merger) will be a majority of the Shares outstanding. At such meeting, all of the Shares then owned by Parent, Purchaser or any other subsidiary of Parent shall be voted to approve such amendment.

  Conditions to the Merger. The respective obligations of each party to effect the Merger are subject to the satisfaction or waiver, where permissible, prior to the Effective Time, of the following conditions: (i) if required by the NYBCL, the Merger Agreement shall have been approved by the affirmative vote of the stockholders of the Company by the requisite vote in accordance with applicable law; (ii) no statute, rule, regulation, executive order, decree or injunction shall have been enacted, entered, promulgated, or enforced by any court or Governmental Entity which is in effect and has the effect of prohibiting the consummation of the Merger; and (iii) the waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act, if any, shall have expired or been terminated.

  The obligations of Parent and Purchaser to effect the Merger are further subject to the satisfaction or waiver, prior to the Effective Time, of the conditions that Purchaser shall have accepted for payment and paid for Shares tendered pursuant to the Offer; provided, however, that neither Parent nor Purchaser will be entitled to assert the failure of this condition if the failure of such condition results from a breach by Parent or Purchaser of any of their obligations under the Merger Agreement.

  The obligation of the Company to effect the Merger is further subject to the satisfaction or waiver, prior to the Effective Time, of the conditions that Purchaser shall have accepted for payment and paid for Shares tendered pursuant to the Offer; provided, however, that the Company will not be entitled to assert the failure of this condition if the failure of such condition results from a breach by the Company of any of its obligations under the Merger Agreement.

  Termination. The Merger Agreement may be terminated and the Merger contemplated thereby may be abandoned at any time (notwithstanding approval thereof by the shareholders of the Company) prior to the Effective Time:

    (i) by mutual written consent duly authorized by the Boards of Directors of the Company, Parent and Purchaser;

    (ii) by Parent, Purchaser or the Company if any court of competent jurisdiction or other Governmental Entity shall have issued a final order, decree or ruling or taken any other final action restraining, enjoining or otherwise prohibiting the consummation of the Offer or the Merger and such order, decree or ruling or other action is or shall have become nonappealable;

    (iii) by Parent or Purchaser if due to an occurrence or circumstance which would result in the occurrence and continued existence of any of the conditions to the Offer, Purchaser shall have (A) failed to commence the Offer within the time required by Regulation 14D under the Exchange Act,
  (B) terminated the Offer without purchasing any Shares pursuant to the Offer or (C) failed to accept for payment Shares pursuant to the Offer prior to April 30, 1999; provided, however, that the right to terminate the Merger Agreement under this provision will not be available to Parent or Purchaser if the occurrence and continued existence of any of the conditions to the Offer results from the breach by Parent or Purchaser of any of their respective obligations under the Merger Agreement;

    (iv) by the Company (A) if Purchaser shall have (1) failed to commence the Offer within the time required by Regulation 14D under the Exchange Act, (2) terminated the Offer without purchasing any Shares pursuant to the Offer or (3) failed to accept for payment Shares pursuant to the Offer prior to April 30, 1999; provided, however, that the right to terminate the Merger Agreement under this provision will not be available to the Company if such failure results from the breach by the Company of any of its obligations under the Merger Agreement or if there shall have occurred any of the events described in paragraph (g) in Section 15 and the right to terminate this Agreement under this provision also will not be available to the Company prior to April 30, 1999 if there shall have occurred any of the events set forth in paragraph (i) of Section 15 or (B) prior to the purchase of Shares pursuant to the Offer, concurrently with the execution of an Acquisition Agreement under the circumstances permitted by the provisions of the Merger Agreement relating to the solicitation and negotiation of Acquisition Proposals, provided that such termination under this clause (B) will not be effective unless (x) the Company and its Board of Directors shall have also complied with all their obligations under the provisions relating to solicitation of Acquisition Proposals and shall have paid the Termination Fee and the Expenses and (y) the Company provides Purchaser with at least five business days' prior written notice prior to terminating the Merger Agreement, which notice will be accompanied by (1) a copy of the proposed Acquisition Agreement with respect to the Superior Proposal that the Company proposes to accept and (2) the Company's written certification that it has made the determinations with respect to such Superior Proposal required pursuant to the Merger Agreement and representation that the Company will, in the absence of any other superior Acquisition Proposal, execute such Acquisition Agreement unless Parent or Purchaser modify the Offer or the Merger Agreement such that the Company's Board of Directors reasonably believes in good faith after consultation with its independent legal counsel and financial advisors that the Offer and the Merger (as so modified) are at least as favorable as such Superior Proposal; or

    (v) by the Company prior to the purchase of Shares pursuant to the Offer if (A) there shall have been a material breach of any representation or warranty in the Merger Agreement on the part of Parent or Purchaser which materially adversely affects (or materially delays) the consummation of the Offer or (B) Parent or Purchaser shall not have performed or complied with, in all material respects (without reference to any materiality qualifications therein), each covenant or agreement contained in the Merger Agreement and required to be performed or complied with by them, and such breach materially adversely affects (or materially delays) the consummation of the Offer, and which breach, in the case of clause (A) and clause (B) above, shall not have been cured prior to the earlier of 10 days following notice of such breach and two business days prior to the Expiration Date; provided, however, that Parent and Purchaser will have no right to cure such breach and the Company may immediately terminate the Merger Agreement in the event that such breach by Parent or Purchaser was willful or intentional.

  In the event of the termination and abandonment of the Merger Agreement pursuant to the above provisions, the Merger Agreement, except for certain enumerated provisions, will become void and have no effect, without any liability on the part of any party or its affiliates, directors, officers or stockholders. Nothing in this provision will relieve any party to the Merger Agreement of liability for breach of the Merger Agreement.

  Termination Fee. Except as provided in the following paragraph below, the Merger Agreement provides that all fees and expenses incurred by the parties to the Merger Agreement will be borne solely and entirely by the party which has incurred such fees and expenses.

  If:

    (i) Parent or Purchaser terminate the Merger Agreement pursuant to paragraph (iii) under "--Termination" above (in circumstances other than those described in paragraph (ii) below) or the Company terminates the Merger Agreement pursuant to paragraph (iv)(A) under "--Termination" above, in either case, in circumstances when, prior to such termination any third party shall have acquired beneficial ownership of 20% or more of the outstanding Shares or shall have consummated an Acquisition Proposal (or with respect to any proposal that may be existing on December 20, 1998 and which becomes publicly known prior to such termination, not withdrawn such Acquisition Proposal) or such third party has publicly made or announced an intention to make or consummate an Acquisition Proposal (or the making of such Acquisition Proposal or such intention has otherwise become publicly known), and, in any such case, within 12 months of such termination thereafter (x) the Company or any of its subsidiaries enters into an Acquisition Agreement with respect to an Acquisition Proposal with such party, or (y) such party or any other party otherwise consummates an Acquisition Proposal;

    (ii) Parent or Purchaser terminates the Merger Agreement pursuant to paragraph (iii) under "--Termination" above and (x) the Company shall have willfully and intentionally breached its obligations under the provisions described under "--No Solicitation" above, or (y) there shall have occurred any of the events set forth in paragraph (g) of Section 15 of this Offer to Purchase; or

    (iii) the Company terminates the Merger Agreement pursuant to paragraph
  (iv)(B) under "--Termination."

then, in each case, the Company (A) will pay to Parent, within one business day following the execution and delivery of such agreement or such occurrence, as the case may be, or simultaneously with such termination pursuant to clause
(iv)(B) under "--Termination," a fee, in cash, of $11 million (the "Termination Fee"); provided, that the Company in no event will be obligated to pay more than one such Termination Fee with respect to all such agreements and occurrences and such termination and (B) will reimburse Parent and Purchaser for all their out-of-pocket fees and expenses actually incurred by Parent, Purchaser or their respective affiliates in connection with the Merger Agreement, the Offer, the Merger, the Tender and Option Agreement and the other transactions contemplated by the Merger Agreement, including all fees and expenses of counsel, accountants, investment bankers, experts and consultants to each of Parent or Purchaser and their respective affiliates and the expenses of the preparation, printing, filing and mailing of the Offer Documents, such fees and expenses not to exceed $2 million (the "Expenses"). Any payment required to be made pursuant to this paragraph will be made to Parent by wire transfer of immediately available funds to an account designated by Parent. These provisions will not derogate from any other rights or remedies which Parent or Purchaser may possess under the Merger Agreement or under applicable law.

 Tender and Option Agreement.

  The following is a summary of certain provisions of the Tender and Option Agreement. This summary is not a complete description of the terms and conditions of the Tender and Option Agreement and is qualified in its entirety by reference to the full text of the Tender and Option Agreement filed with the Commission as an exhibit to the Schedule 14D-1 and is incorporated herein by reference. Capitalized terms not otherwise defined below shall have the meanings set forth in the Tender and Option Agreement. The Tender and Option Agreement may be examined, and copies obtained, as set forth in Section 8 of this Offer to Purchase.

  Pursuant to the Tender and Option Agreement, each Certain Stockholder agreed to validly tender (or cause the record owner of such shares to validly tender) and sell (and not withdraw, except in the event the Purchase Option (as hereinafter defined) is exercised, in which case such withdrawal will be for the limited purpose of consummating the Purchase Option) pursuant to and in accordance with the terms of the Offer not later than the fifth business day after commencement of the Offer (or the earlier of the Expiration Date and the fifth business day after such Shares are acquired by such Certain Stockholder if the Certain Stockholder acquires Shares after the date hereof), or, if the Certain Stockholder has not received this Offer to Purchase and the related Letter of Transmittal by such time, within two business days following receipt of such documents, all of the then outstanding Shares beneficially owned by such Certain Stockholder.

  Each Certain Stockholder (other than Mr. Ronald Ostrow's three children) agreed (a) to appear (or not appear, if requested by Parent or Purchaser) at any annual, special, postponed or adjourned meeting of the stockholders of the Company or otherwise cause the Shares such Certain Stockholder beneficially owns to be counted as present (or absent, if requested by Parent or Purchaser) thereat for purposes of establishing a quorum and to vote or consent, and (b) to constitute and appoint Parent and Purchaser, or any nominee thereof, with full power of substitution, during and for the term of the Tender and Option Agreement, as his true and lawful attorney and proxy for and in his name, place and stead, to vote all the Shares such Certain Stockholder beneficially owns at the time of such vote, at any annual, special, postponed or adjourned meeting of the stockholders of the Company (and this appointment will include the right to sign his name (as stockholder) to any consent, certificate or other document relating to the Company that laws of the State of New York may require or permit), in the case of both (a) and (b) above, (x) in favor of approval and adoption of the Merger Agreement and approval and adoption of the Merger and the other transactions contemplated thereby and (y) against (1) any Acquisition Proposal, (2) any action or agreement that would result in a breach in any respect of any covenant, agreement, representation or warranty of the Company under the Merger Agreement and (3) the following actions (other than the Merger and the other transactions contemplated by the Merger Agreement): (i) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving the Company or any of its subsidiaries; (ii) a sale, lease or transfer of a material amount of assets of the Company or any of its subsidiaries, or a reorganization, recapitalization, dissolution or liquidation of the Company or any of its subsidiaries; (iii) (A) any change in a majority of the persons who constitute the Board of Directors of the Company or any of its subsidiaries as of the date hereof; (B) any change in the present capitalization of the Company or any amendment of the Company's or any of its subsidiaries' certificate of incorporation or bylaws, as amended to date; (C) any other material change in the Company's or any of its subsidiaries' corporate structure or business; or
(D) any other action that is intended, or could reasonably be expected, to impede, interfere with, delay, postpone, or adversely affect the Offer, the Merger and the other transactions contemplated by the Tender and Option Agreement and the Merger Agreement.

  Each Certain Stockholder granted to Parent and Purchaser an irrevocable option (the "Purchase Option") to purchase for cash, in a manner set forth below, any or all of the Shares (and including Shares acquired after the date hereof by such Certain Stockholder) beneficially owned by the Certain Stockholder at a price (the "Exercise Price") per Share equal to $34.00. In the event of any stock dividends, stock splits, recapitalizations, combinations, exchanges of shares or the like, the Exercise Price will be appropriately adjusted for this purpose.

  The Tender and Option Agreement provides that subject to the conditions set forth below, the Purchase Option may be exercised by Parent or Purchaser, in whole or in part, at any time or from time to time after the occurrence of any Trigger Event (as defined below). A "Trigger Event" means any one of the following: (i) the Merger Agreement becomes terminable under circumstances that entitle Parent or Purchaser to receive the Termination Fee or the Expenses under the Merger Agreement (regardless of whether the Merger Agreement is actually terminated and whether such Termination Fee or Expenses are then actually paid), (ii) the Offer is consummated but, due to the failure of the Certain Stockholder to validly tender and not withdraw all of the then outstanding Shares beneficially owned by such Certain Stockholder, the Purchaser has not accepted for payment or paid for all of such Shares, (iii) a tender or exchange offer for at least 20% of the Shares shall have been publicly proposed to be made or shall have been made by another person, or
(iv) it shall have been publicly disclosed or Parent or Purchaser shall have otherwise learned that (A) any person or "group" (as defined in Section 13(d)(3) of the Exchange Act) (other than Parent or Purchaser) shall have acquired or proposed to acquire beneficial ownership of more than 20% of any class or series of capital stock of the Company (including Shares), through the acquisition of stock, the formation of a group or otherwise, or shall have been granted any option, right or warrant, conditional or otherwise, to acquire beneficial ownership of more than 20% of any class or series of capital stock of the Company or any of its subsidiaries, or (B) any person or group (other than Parent and Purchaser) shall have entered into or publicly offered to enter into a definitive agreement or an agreement in principle with respect to a merger, consolidation or other business combination with the Company or any of its subsidiaries.

  Pursuant to the Tender and Option Agreement, if requested by Parent and Purchaser in the Exercise Notice, such Certain Stockholder will exercise all Options (to the extent exercisable) and other rights (including conversion or exchange rights) beneficially owned by such Certain Stockholder and will sell or, if directed by Parent and Purchaser, tender the Shares acquired pursuant to such exercise to Parent or Purchaser as provided in the Tender and Option Agreement.

  The Purchase Option will terminate (a) as it relates to a Certain Stockholder, upon purchase by Parent or Purchaser of the Shares owned by such Certain Stockholder pursuant to the Offer or (b) upon the earliest of: (i) the Effective Time; (ii) termination of the Merger Agreement other than upon, during the continuance of or after a Trigger Event; or (iii) 90 days following any termination of the Merger Agreement upon, during the continuance of or after a Trigger Event (or if, at the expiration of such 90 day period the Purchase Option cannot be exercised by reason of any applicable judgment, decree, order, injunction, law or regulation, 10 business days after such impediment to exercise has been removed or has become final and not subject to appeal).

  The Tender and Option Agreement provides that in the event (i) Parent or Purchaser exercises the Purchase Option and purchases Shares representing at least 20% of the then outstanding Shares on a fully diluted basis (the "Purchase Event"), (ii) no Acquisition Proposal shall have been consummated and (iii) the Merger Agreement shall have terminated and the Company shall not have been in material breach of the Merger Agreement at the time of such termination, upon the written request of the Company made within five business days after the Purchase Event, Parent will cause Purchaser or another subsidiary of Parent to commence, as soon as reasonably practicable, a tender offer for all Shares at a cash price equal to the Exercise Price, on terms and subject to conditions substantially similar to those contained in the Merger Agreement.

  The Tender and Option Agreement provides that if, within twelve months following the exercise of the Purchase Option by Parent or Purchaser, Parent or Purchaser sells any or all of the Shares acquired upon exercise of the Purchase Option to an unaffiliated third party (a "Subsequent Sale") at a per Share price in excess of the Exercise Price (the "Subsequent Sale Price"), then Parent or Purchaser will pay to each Certain Stockholder, within five days of receipt of payment by Parent or Purchaser, an amount equal to such Certain Stockholder's pro rata share of 50% of the excess of the Subsequent Sale Price over the Exercise Price multiplied by the number of shares sold in the Subsequent Sale.

  In the Tender and Option Agreement, the obligation of each Certain Stockholder to sell such Certain Stockholder's Shares to Parent or Purchaser hereunder is subject to the conditions that (i) all waiting periods, if any, under the HSR Act, applicable to the sale of the Shares or the acquisition of the Shares by Parent or Purchaser, as the case may be, hereunder have expired or have been terminated; (ii) all consents, approvals, orders or authorizations of, or registrations, declarations or filings with, any court, administrative agency or other Governmental Entity, if any, required in connection with sale of the Shares or the acquisition of the Shares by Parent or Purchaser hereunder have been obtained or made; and (iii) no preliminary or permanent injunction or other order by any court of competent jurisdiction prohibiting or otherwise restraining such sale or acquisition is in effect.

  Under the Tender and Option Agreement, the Company has agreed to provide Parent and Purchaser certain registration rights with respect to the Shares purchased pursuant to the Purchase Option.

  The Tender and Option Agreement will terminate (a) as to any Certain Stockholder upon the purchase of all the Shares beneficially owned by such Certain Stockholder pursuant to the Offer, (b) except as specifically provided for in certain sections of the Tender and Option Agreement relating to the Puchase Option, which will only terminate as and when provided therein, on the earlier to occur of (i) the Effective Time or (ii) the date the Merger Agreement is terminated in accordance with its terms, or (c) by the mutual consent of each Certain Stockholder as to its rights and obligations hereunder, the Board of Directors of the Company and the Board of Directors of Parent.

 Confidentiality Agreement.

  The following is a summary of certain provisions of the Confidentiality Agreement entered into on October 21, 1998 by Parent and the Company (the "Confidentiality Agreement"). This summary is not a complete description of the terms and conditions of the Confidentiality Agreement and is qualified in its entirety by reference to the full text of the Confidentiality Agreement filed with the Commission as an exhibit to the Schedule 14D-1 and is incorporated herein by reference. Capitalized terms not otherwise defined below have the meanings set forth in the Confidentiality Agreement. The Confidentiality Agreement may be examined, and copies obtained, as set forth in Section 8 of this Offer to Purchase.

  Pursuant to the terms of the Confidentiality Agreement that Parent and Purchaser entered into on October 21, 1998, the Company and Parent agreed to provide, among other things, for the confidential treatment of their discussions regarding the Offer and the Merger and the exchange of certain confidential information concerning the Company. In addition, each party agreed to certain standstill provisions which terminated upon the execution of the Merger Agreement. The Company also agreed for a limited period to enter into exclusive discussions with Parent regarding a possible transaction, terminable by the Company upon two business days' notice.

 Employment Agreements.

  The following is a summary of certain provisions of the employment agreements entered into by nine executives of the Company, including Ronald D. Ostrow, President, Chief Executive Officer and Director, Richard Kessler, Executive Vice President, Chief Operating Officer and Director, David Rosenthal, Vice President-Finance and Treasurer, and six other employees of the Company, which will become effective upon the earlier of the consummation of the Offer or the Merger (the "Employment Agreements"). This summary is not a complete description of the terms and conditions of the Employment Agreements and is qualified in its entirety by reference to the full text of the Employment Agreements filed with the Commission as an exhibit to the Tender Offer Statement on Schedule 14D-1 filed by Parent and Purchaser (the "Schedule 14D-1") and is incorporated herein by reference. Capitalized terms not otherwise defined below shall have the meanings set forth in the Employment Agreements. The Employment Agreements may be examined, and copies obtained, as set forth in Section 8 of this Offer to Purchase.

  In connection with the negotiation of the Merger Agreement, Parent requested that certain executives of the Company amend their existing employment agreements with the Company, including elimination of certain benefits potentially available to such executives as a result of a change in control (such as the consummation of the Offer or Merger), and an extension of the term of the Employment Agreement. The Employment Agreements are for a fixed term of three years. The individual's duties under the Employment Agreements are substantially the same as his pre-Merger duties as those duties may evolve, in a manner consistent with the position held by the individual, over time and are to generally be performed at the Company's current headquarters or within 25 miles thereof.

  The compensation, including the opportunity to earn performance based bonuses, benefits and perquisites payable under the Employment Agreements are equal to those in effect at the date of the Merger Agreement, subject to increase at the Company's option over the term of the

Employment Agreements. In addition, to induce the executives to remain in the employ of the Company and as additional compensation for critical services to be rendered during the difficult period of integration and transition after the Merger, each executive will be entitled on the first anniversary of the effective date of the Employment Agreement to an amount equal to 60% of his annual compensation, provided he is employed by the Company as of such date, or if the executive is terminated without Cause or with Good Reason (both as defined) prior to such time, a ratable portion of such payment.

  The executives also agreed to a defined cash payout in cancellation of Options (whether or not such Options are exercisable) they own. See "--Merger Agreement--Options" above.

  Under the Employment Agreements, the employment relationship can be terminated by either the individual or the Company during the term of the contracts. If an individual is terminated for Cause, or by the individual's own volition, the only payments due are compensation and benefits earned through the date of termination. If an individual is terminated by the Company without Cause, or by the individual for Good Reason, the individual is entitled to receive the agreed compensation and benefits through the then remaining term of the Employment Agreement.

  The Employment Agreements contain confidentiality provisions with respect to proprietary information, and prohibit competition with the Company for a period of 18 months (12 if the individual is terminated without Cause) following termination of employment.

  Other Agreements. In connection with the negotiation of the Merger Agreement, Parent requested that the Company enter into amendments to existing shareholder agreements between the Company and one of its employees with respect to certain minority shareholdings in the Company's Swiss and Asian subsidiaries. Such amendments, which will become effective upon the consummation of the Merger, provide the Company with the right to repurchase such minority interests at any time and also clarify the existing terms of the formula purchase price for the minority interests.

  13. PLANS FOR THE COMPANY; OTHER MATTERS.

  Plans for the Company. Parent intends to combine the operations of the Company with the printed wiring board business of Parent's Shipley division to create a new Shipley Ronal division which will be part of Parent's Electronic Materials business group. Parent intends to reduce costs by leveraging common assets, operations, sales and technical organizations. Parent will continue to evaluate and review the Company and its business, assets, corporate structure, capitalization, operations, properties, policies, management and personnel with a view towards determining how to optimally realize any potential benefits which arise from the combination of the operations of the Company with those of Parent. Such evaluation and review is ongoing and is not expected to be completed until after the consummation of the Offer and the Merger. If, as and to the extent that Purchaser acquires control of the Company, Parent and Purchaser will complete such evaluation and review of the Company and will determine what, if any, changes would be desirable in light of the circumstances which then exist. Such changes could include, among other things, changes in the Company's business, corporate structure, certificate of incorporation, by-laws, capitalization or management or involve consolidating and streamlining certain operations and reorganizing other businesses and operations. In addition, subject to the terms of the Merger Agreement, Parent currently intends to terminate the declaration of the Company's regular quarterly dividend after the consummation of the Offer.

  Assuming the Minimum Condition is satisfied and Purchaser purchases Shares pursuant to the Offer, Parent intends to promptly exercise its rights under the Merger Agreement to obtain majority representation on, and control of, the Company Board. See Section 12. Purchaser presently intends to exercise its rights to cause the Company to elect to the Company Board its designees, and Purchaser intends to select such designees from among the individuals (who are currently officers or directors of Parent) identified in Schedule I hereto and in the Schedule 14D-9. The Merger Agreement also provides that the directors of Purchaser immediately prior to the Effective Time shall be the directors of the Surviving Corporation at and after the Effective Time. Purchaser or an affiliate of Purchaser may, following the consummation or termination of the Offer, seek to acquire additional Shares through open market purchases, privately negotiated transactions, a tender offer or exchange offer or otherwise, upon such terms and at such prices as it shall determine, which may be more or less than the Offer Price. Purchaser and its affiliates also reserve the right to dispose of any or all Shares acquired by them, subject to the terms of the Merger Agreement.

  Except as disclosed in this Offer to Purchase, and except as may be effected in connection with the integration of operations referred to above, neither Parent nor Purchaser has any present plans or proposals that would result in an extraordinary corporate transaction, such as a merger, reorganization, liquidation, or sale or transfer of a material amount of assets, involving the Company or any of its subsidiaries, or any material changes in the Company's capitalization, corporate structure, business or composition of its management or the Company Board.

  Stockholder Approval. Under the NYBCL and the Company's Certificate of Incorporation, the approval of the Company Board and the affirmative vote of the holders of two-thirds of the outstanding Shares are required to adopt and approve the Merger Agreement and the Merger. The Company has represented in the Merger Agreement that the execution and delivery of the Merger Agreement by the Company and the consummation by the Company of the transactions contemplated by the Merger Agreement have been duly authorized by all necessary corporate action on the part of the Company, subject to the approval of the Merger and the Merger Agreement by the Company's stockholders in accordance with the NYBCL. In addition, the Company has represented that the affirmative vote of the holders of two-thirds of the outstanding Shares is the only vote of the holders of any class or series of the Company's capital stock which is necessary to approve the Merger Agreement and the transactions contemplated thereby, including the Merger. Therefore, unless the Merger is consummated pursuant to the short-form merger provisions under the NYBCL described below (in which case no further corporate action by the stockholders of the Company will be required to complete the Merger), the only remaining required corporate action of the Company will be the approval of the Merger Agreement and the Merger by the affirmative vote of the holders of two-thirds of the outstanding Shares. The Merger Agreement provides that Parent will vote, or cause to be voted, all of the Shares then owned by Parent, Purchaser or any of Parent's other subsidiaries and affiliates in favor of the approval of the Merger and the adoption of the Merger Agreement. In the event that Parent, Purchaser and Parent's other subsidiaries acquire in the aggregate at least two-thirds of the Shares entitled to vote on the approval of the Merger and the Merger Agreement, they would have the ability to effect the Merger without the affirmative votes of any other stockholders. The Merger Agreement also provides that, in the event Purchaser reduces the Minimum Condition as described in Section 1 and purchases less than two-thirds of the Fully Diluted Shares, the Company will hold a meeting of its stockholders to amend the Certificate of Incorporation to provide that the requisite vote of the Company's stockholders on any merger or consolidation (including the Merger) will be a majority of the Shares outstanding. Parent and Purchaser have agreed to vote any Shares owned by them in favor of such amendment at any such meeting.

  Short-Form Merger. Section 905 of the NYBCL provides that, if a corporation owns at least 90% of the outstanding shares of each class of another corporation, the corporation holding such stock may either merge such other corporation into itself or merge itself into such other corporation, in either case, without any action or vote on the part of the board of directors or the stockholders of such other corporation (a "short-form merger"). In the event that Parent, Purchaser and any other subsidiaries of Parent acquire in the aggregate at least 90% of the outstanding Shares, pursuant to the Offer or otherwise, then, at the election of Parent, a short-form merger could be effected without any approval of the Company Board or the stockholders of the Company, subject to compliance with the provisions of Section 905 of the NYBCL. In the Merger Agreement, Parent, Purchaser and the Company have agreed that, notwithstanding that all conditions to the Offer are satisfied or waived as of the scheduled Expiration Date, Purchaser may extend the Offer on one occasion for a period not to exceed 10 business days, if the Minimum Condition has been satisfied but less than 90% of the Fully Diluted Shares have been validly tendered and not properly withdrawn. Even if Parent and Purchaser do not own 90% of the outstanding Shares following consummation of the Offer, Parent and Purchaser could seek to purchase additional shares in the open market or otherwise in order to reach the 90% threshold and employ a short-form merger. The per Share consideration paid for any Shares so acquired may be greater or less than that paid in the Offer. Parent presently intends to effect a short-form merger if permitted to do so under the NYBCL.

  Appraisal Rights. Holders of Shares do not have appraisal rights as a result of the Offer. However, if the Merger is consummated, holders of Shares at the record date for determining stockholders entitled to vote on the Merger will have certain rights pursuant to the provisions of Section 623 and 910 of the NYBCL ("Sections 623 and 910") to dissent and demand appraisal of their Shares unless the Listing Exception (as hereinafter defined) is applicable. In addition, if the Merger is accomplished without a vote of the Company's stockholders, such as a short-form merger (see the immediately preceding paragraph), the minority stockholders will have certain rights to dissent and demand appraisal of their Shares. Under Sections 623 and 910, stockholders who have the right to dissent in either of the two situations described above, and who comply with the applicable statutory procedures, will be entitled to receive a judicial determination of the fair value of their Shares (exclusive of any element of value arising from the accomplishment or expectation of the proposed Merger) and to receive payment of such fair value in cash, together with a fair rate of interest, if any. Any such judicial determination of the fair value of Shares could be based upon factors other than, or in addition to, the price per Share to be paid in the Merger or the market value of the Shares. The value so determined could be more or less than the price per Share to be paid in the Merger. If the Merger is accomplished with a vote of the Company's stockholders, minority stockholders will not have the right to dissent and demand appraisal of their Shares, if on the record date for determining stockholders entitled to vote on the Merger the Shares remain listed on the NYSE or another national securities exchange or are designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. (the "Listing Exception"). Parent anticipates that such record date will be after the date the Offer is consummated. Parent currently intends to avail itself of the Listing Exception if it is available and Parent cannot effect a short-form merger under the NYBCL. Parent currently intends not to seek delisting of the Shares from the NYSE prior to the Effective Time, although such Shares may be delisted by the NYSE. See Section 7. The foregoing summary of Sections 623 and 910 does not purport to be complete and is qualified in its entirety by reference to Sections 623 and 910.

  THE FOREGOING SUMMARY OF THE RIGHTS OF DISSENTING STOCKHOLDERS UNDER THE NYBCL DOES NOT PURPORT TO BE A COMPLETE STATEMENT OF THE PROCEDURES TO BE FOLLOWED BY HOLDERS OF SHARES DESIRING TO EXERCISE ANY APPRAISAL RIGHTS AVAILABLE UNDER THE NYBCL AND IS QUALIFIED IN ITS ENTIRETY BY THE FULL TEXT OF
SECTION 623 OF THE NYBCL. THE PRESERVATION AND EXERCISE OF APPRAISAL RIGHTS REQUIRE STRICT ADHERENCE TO THE APPLICABLE PROVISIONS OF THE NYBCL. FAILURE TO FOLLOW THE STEPS REQUIRED BY SECTION 623 OF THE NYBCL FOR PERFECTING APPRAISAL RIGHTS MAY RESULT IN THE LOSS OF SUCH RIGHTS.

  Rule 13e-3. The Commission has adopted Rule 13e-3 under the Exchange Act which is applicable to certain "going private" transactions and which may under certain circumstances be applicable to the Merger or another business combination following the purchase of Shares pursuant to the Offer in which Purchaser seeks to acquire the remaining Shares not held by it. Purchaser believes, however, that Rule 13e-3 will not be applicable to the Merger because it is anticipated that the Merger would be effected within one year following consummation of the Offer and in the Merger stockholders would receive the same price per Share as paid in the Offer. If Rule 13e-3 were applicable to the Merger, it would require, among other things, that certain financial information concerning the Company, and certain information relating to the fairness of the proposed transaction and the consideration offered to minority stockholders in such a transaction, be filed with the Commission and disclosed to minority stockholders prior to consummation of the transaction. The purchase of a substantial number of Shares pursuant to the Offer may result in the Company being able to terminate its Exchange Act registration, although Parent has no current intention to do so prior to the Effective Time. See Section 7. If such registration were terminated, Rule 13e-3 would be inapplicable to any such future Merger or such alternative transaction.

  14. DIVIDENDS AND DISTRIBUTIONS.

  The Company and its subsidiaries have agreed not to, without the prior written consent of Parent, declare or pay any dividend or other distribution with respect to any of its capital stock except that the Company may declare and pay to holders of Shares regular quarterly cash dividends not to exceed $0.14 per Share per fiscal quarter, including the regular quarterly cash dividend of $0.14 per Share declared on December 20, 1998 and scheduled to be paid on January 15, 1999 to stockholders of record on January 4, 1999.

  If, on or after December 20, 1998, the Company should (a) split, combine or otherwise change the Shares or its capitalization, (b) acquire or otherwise cause a reduction in the number of outstanding Shares or other securities or
(c) issue or sell additional Shares (other than the issuance of Shares upon the exercise of Options outstanding at December 20, 1998 in accordance with the terms thereof (as in effect on December 20, 1998)), shares of any other class of capital stock, other voting securities or any securities convertible into, or rights, warrants or options, conditional or otherwise, to acquire, any of the foregoing, then, subject to the provisions of Section 15, Purchaser, in its sole discretion, may make such adjustments as it deems appropriate in the Offer Price and other terms of the Offer, including, without limitation, the number or type of securities offered to be purchased.

  If, on or after December 20, 1998, the Company should declare or pay any cash dividend on the Shares or other distribution on the Shares (other than regular quarterly dividends not to exceed $0.14 per Share per fiscal quarter), or issue with respect to the Shares or any additional Shares, shares of any other class of capital stock, other voting securities or any securities convertible into, or rights, warrants or options, conditional or otherwise, to acquire, any of the foregoing, payable or distributable to stockholders of record on a date prior to the transfer of Shares purchased pursuant to the Offer to the Purchaser or its nominee or transferee on the Company's stock transfer records, then, subject to the provisions of Section 15, (a) the Offer Price may, in the sole discretion of Purchaser, be reduced by the amount of any such cash dividend or cash distribution and (b) the whole of any such noncash dividend, distribution or issuance to be received by the tendering stockholders will (i) be received and held by the tendering stockholders for the account of Purchaser and will be required to be promptly remitted and transferred by each tendering stockholder to the Depositary for the account of Purchaser, accompanied by appropriate documentation of transfer, or (ii) at the direction of Purchaser, be exercised for the benefit of Purchaser, in which case the proceeds of such exercise will promptly be remitted to Purchaser. Pending such remittance and subject to applicable law, Purchaser will be entitled to all rights and privileges as owner of any such noncash dividend, distribution, issuance or proceeds and may withhold the entire Offer Price or deduct from the Offer Price the amount or value thereof, as determined by Purchaser in its sole discretion.

  Pursuant to the terms of the Merger Agreement, the Company is prohibited from taking any of the actions described in the two preceeding paragraphs, and nothing herein shall constitute a waiver by Purchaser or Parent of any of its rights under the Merger Agreement or a limitation of remedies available to Purchaser or Parent for any breach of the Merger Agreement, including termination thereof.

  15. CERTAIN CONDITIONS OF THE OFFER.

  Notwithstanding any other provision of the Offer but subject to the terms and conditions of the Merger Agreement, in addition to (and not in limitation of) Purchaser's rights pursuant to the Merger Agreement to extend and amend the Offer in accordance with the Merger Agreement, Purchaser shall not be required to accept for payment or, subject to Rule 14e-1(c) of the Exchange Act, pay for and may delay the acceptance for payment of or, subject to Rule 14e-1(c) of the Exchange Act, the payment for, any Shares not theretofore accepted for payment or paid for, and may terminate or amend the Offer if (i) the Minimum Condition has not been satisfied, (ii) any applicable waiting period under the HSR Act shall not have expired or been terminated or (iii) at any time on or after December 20, 1998 and prior to the time of acceptance of such Shares for payment or the payment therefor, any of the following conditions has occurred and continues to exist (and in the case of the conditions set forth in paragraph (c), continue to exist as of the scheduled expiration date of the Offer or have continued to exist for at least the previous 10 business days), other than as a result of a breach by Parent or Purchaser of its obligations under the Merger Agreement (including, without limitation, the provisions described under "--Reasonable Best Efforts" in
Section 12):

    (a) the representation and warranty set forth in the Merger Agreement with regard to capitalization of the Company shall not be true and correct in all material respects or any other representations and warranties of the Company in the Merger Agreement (without regard to any materiality qualifiers contained therein) shall not be true and correct as of such time (other than to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall not be true and correct as of such date) except where the failure of such representations and warranties to be true and correct would not be reasonably likely to have a Material Adverse Effect (as defined below) on the Company and except where such failure shall have been cured prior to the earlier of (i) 10 business days following notice of such breach and (ii) two business days prior to the date on which the Offer expires; provided, however, that the Company shall have no right to cure such breach in the event that such breach by the Company was willful or intentional;

    (b) the Company shall not have performed and complied with, in all material respects (without reference to any materiality qualifications therein), all material covenants or agreements contained in the Merger Agreement and required to be performed or complied with by it and which breach shall not have been cured prior to the earlier of (i) 10 business days following notice of such breach and (ii) two business days prior to the date on which the Offer expires; provided, however, that the Company shall have no right to cure such breach in the event that such breach by the Company was willful or intentional or if such breach involves a breach of the provisions of the Merger Agreement relating to the solicitation and negotiation of Acquisition Proposals;

    (c) there shall have occurred and be continuing (i) any general suspension of trading in, or limitation on prices for, securities on the New York Stock Exchange (excluding any coordinated trading halt triggered as a result of a specified decrease in a market index), (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States by any Governmental Entity, (iii) any mandatory limitation by any Governmental Entity on, or other event that materially and adversely affects, the extension of credit by banks or other lending institutions, (iv) a commencement of a war, armed hostilities or other national or international calamity directly or indirectly involving the United States, (v) any material adverse change in United States currency exchange rates or a suspension of, or limitation on, the markets therefor or (vi) in the case of any of the foregoing existing on the date of the Merger Agreement, a material acceleration or worsening thereof;

    (d) there shall have been instituted or pending any suit, action, investigation or proceeding ("Actions") by any Governmental Entity, or Parent, Purchaser or the Company shall have been notified by any Governmental Entity (or a representative thereof) of its present intention to commence, or recommend the commencement of, such an Action, (i) challenging the acquisition by Parent or Purchaser of any Shares, seeking to make illegal, materially delay, make materially more costly or otherwise directly or indirectly restrain or prohibit the making or consummation of the Offer and the Merger or any of the other Transactions, or seeking to obtain from the Company, Parent or Purchaser any damages that are material in relation to the Company and its subsidiaries taken as whole, (ii) seeking to prohibit or materially limit the ownership or operation by the Company, Parent or any of their respective subsidiaries or affiliates of a material portion of the businesses or assets of the Company and its subsidiaries, taken as a whole, or Parent and its subsidiaries, taken as a whole, or to compel the Company, Parent or any of their respective subsidiaries or affiliates to dispose of or hold separate a material portion of the businesses or assets of the Company and its subsidiaries, taken as a whole, or Parent and its subsidiaries, taken as a whole, or any of their respective subsidiaries or affiliates, as a result of the Offer, the Merger or any of the other Transactions, (iii) seeking to impose material limitations on the ability of Parent or Purchaser to acquire or hold, or exercise full rights of ownership of, any Shares accepted for payment pursuant to the Offer including, without limitation, the right to vote the Shares accepted for payment by it on all matters properly presented to the shareholders of the Company, (iv) seeking to prohibit Parent or any of its subsidiaries or affiliates from effectively controlling in any material respect a material portion of the business or operations of the Company and its subsidiaries, taken as a whole, (v) requiring divestiture by Purchaser or any of its affiliates of any Shares or (vi) which otherwise is reasonably likely to have a Material Adverse Effect on the Company or Parent;

    (e) there shall be any statute, rule, regulation, judgment, order or injunction (including with respect to competition or antitrust matters) enacted, entered, enforced, promulgated or issued with respect to or deemed applicable to, or any consent or approval withheld, or any other action shall be taken with respect to (i) Parent, the Company or any of their respective subsidiaries or affiliates or (ii) the Offer or the Merger or any of the other Transactions by any Governmental Entity or court, including without limitation any required approvals or waiting periods under German antitrust law (see Section 16), other than the application to the Offer or the Merger or any of the other Transactions of applicable waiting periods under the HSR Act, that has resulted or is reasonably likely to result, directly or indirectly, in any of the consequences referred to in clauses (i) though (v) of paragraph (d) above;

    (f) since the date of the Merger Agreement there shall have occurred any event, change, effect or development that, individually or in the aggregate, has had or is reasonably likely to have, a Material Adverse Effect on the Company;

    (g) the Board of Directors of the Company or any committee thereof shall have (i) withdrawn, or modified, amended or changed (including by amendment of the Schedule 14D-9), in a manner adverse to Parent or Purchaser, its approval or recommendation of the Offer, the Merger Agreement and the Merger or any of the other Transactions, (ii) approved or recommended to the Company's stockholders an Acquisition Proposal or any other acquisition of Shares other than the Offer and the Merger or (iii) adopted any resolution to effect any of the foregoing;

    (h) the Merger Agreement shall have been terminated in accordance with its terms; or

    (i) any person (which includes a "person" as such term is defined in Section 13(d)(3) of the Exchange Act) other than Parent, Purchaser, any of their affiliates, or any group of which any of them is a member, shall have acquired beneficial ownership of more than 20 percent of the Shares or shall have consummated or entered into a definitive agreement or an agreement in principle to consummate an Acquisition Proposal;

which, in the sole judgment of Purchaser, in any such case, makes it inadvisable to proceed with the Offer or with such acceptance for payment, purchase of, or payment for Shares.

  The foregoing conditions are for the sole benefit of Purchaser and Parent and may, subject to the terms of the Merger Agreement, be waived by Purchaser or Parent, in whole or in part, at any time and from time to time, in the sole discretion of Purchaser or Parent. The failure by Purchaser or Parent or any of their respective affiliates at any time to exercise any of the foregoing rights will not be deemed a waiver of any right, the waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts and circumstances and each right will be deemed an ongoing right which may be asserted at any time and from time to time.

  "Material Adverse Effect" means (i) any adverse change or effect in the financial condition, assets, liabilities, business, properties or results of operations of a specified person or its subsidiaries (other than changes or effects relating to general economic, financial or industry conditions), which change or effect is material, individually or in the aggregate, to the specified person and its subsidiaries taken as a whole, or (ii) any event, matter, condition or effect which prevents or materially delays consummation of the Transactions.

  16. CERTAIN LEGAL MATTERS AND REGULATORY APPROVALS.

  General. Except as described in this Section 16, based on a review of publicly available filings made by the Company with the Commission and other publicly available information concerning the Company, neither Purchaser nor Parent is aware of any license or regulatory permit that appears to be material to the business of the Company and its subsidiaries, taken as a whole, that might be adversely affected by the acquisition of Shares by Parent or Purchaser pursuant to the Offer, the Merger or otherwise, or of any approval or other action by any governmental, administrative or regulatory agency or authority, domestic or foreign, that would be required prior to the acquisition of Shares by Purchaser pursuant to the Offer, the Merger or otherwise. Should any such approval or other action be required, Purchaser and Parent presently contemplate that such approval or other action will be sought, except as described below under "--State Antitakeover Statutes." While, except as otherwise described in this Offer to Purchase, Purchaser does not presently intend to delay the acceptance for payment of, or payment for, Shares tendered pursuant to the Offer pending the outcome of any such matter, there can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that failure to obtain any such approval or other action might not result in consequences adverse to the Company's business or that certain parts of the Company's business might not have to be disposed of, or other substantial conditions complied with, in the event that such approvals were not obtained or such other actions were not taken or in order to obtain any such approval or other action. If certain types of adverse action are taken with respect to the matters discussed below, Purchaser could decline to accept for payment, or pay for, any Shares tendered. See Section 15 for certain conditions to the Offer, including conditions with respect to governmental actions.

  State Antitakeover Statutes. The Company is incorporated under the laws of New York. In general, Section 912 of the NYBCL prohibits a New York corporation from engaging in a "Business Combination" (defined as any of a variety of transactions including mergers) with an "Interested Shareholder" (defined generally as a person owning shares entitled to cast at least 20% of the voting power of a corporation) for a period of five years following the date such person became an Interested Shareholder, unless, before such person became an Interested Shareholder, the corporation's board of directors approved either the Business Combination or the transaction in which the stockholder became an Interested Shareholder. The Company has represented in the Merger Agreement that the Company Board has taken all action necessary to render Section 912 of the NYBCL inapplicable to Parent and Purchaser, the Offer, the Merger, the Tender and Option Agreement, the Merger Agreement and the other Transactions.

  If an assertion is made that Parent or Purchaser has not complied with the provisions of any state takeover statute, Parent and Purchaser reserve the right to challenge the validity or applicability of any state law allegedly applicable to the Merger and nothing in this Offer to Purchase nor any action taken in connection herewith is intended as a waiver of that right.

  Article 16 of the NYBCL requires the bidder for the shares of a New York corporation to file a registration statement with the attorney general and to satisfy certain disclosure requirements. Parent and Purchaser have filed such a registration statement and this Offer to Purchase sets forth all of the information required to be disclosed pursuant to Article 16 of the NYBCL.

  A number of states have adopted takeover laws and regulations that purport, to varying degrees, to apply to attempts to acquire corporations that are incorporated in such states, or whose business operations have substantial economic effects in such states, or which have substantial assets, security holders, employees, principal executive offices or principal places of business in such states. In EDGAR V. MITE CORP., the Supreme Court of the United States (the "Supreme Court") invalidated on constitutional grounds the Illinois Business Takeover statute, which, as a matter of state securities law, made certain corporate acquisitions more difficult. However, in 1987, in CTS CORP. V. DYNAMICS CORP. OF AMERICA, the Supreme Court held that the State of Indiana may, as a matter of corporate law and, in particular, with respect to those aspects of corporate law concerning corporate governance, constitutionally disqualify a potential acquiror from voting on the affairs of a target corporation without the prior approval of the remaining stockholders. The state law before the Supreme Court was by its terms applicable only to corporations that had a substantial number of stockholders in the state and were incorporated there. Subsequently, a number of Federal courts have ruled that various state takeover statutes were unconstitutional insofar as they apply to corporations incorporated outside the state of enactment.

  Parent and Purchaser do not believe that the antitakeover laws and regulations of any state other than the State of New York will by their terms apply to the Offer, and, except as set forth above with respect to the NYBCL, neither Parent nor Purchaser has attempted to comply with any state antitakeover statute or regulation. Purchaser reserves the right to challenge the applicability or validity of any state law purportedly applicable to the Offer or the Merger and nothing in this Offer to Purchase or any action taken in connection with the Offer or the Merger is intended as a waiver of such right. If it is asserted that any state antitakeover statute is applicable to the Offer or the Merger and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer or the Merger, Purchaser might be required to file certain information with, or to receive approvals from, the relevant state authorities, and Purchaser might be unable to accept for payment or pay for Shares tendered pursuant to the Offer or may be delayed in continuing or consummating the Offer or the Merger. In such case, Purchaser may not be obligated to accept for payment, or pay for, any Shares tendered pursuant to the Offer. See Section 15.

  The Company has agreed in the Merger Agreement that it and its Board of Directors will (i) take all action necessary to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to the Transactions and (ii) if any state takeover statute or similar statute or regulation becomes applicable to the Transactions, take all action necessary to ensure that the Transactions may be consummated as promptly as practicable on the terms contemplated by the Merger Agreement and the Tender and Option Agreement and otherwise to minimize the effect of such statute or regulation on the Transactions.

  United States Antitrust. The Offer and the Merger are subject to the HSR Act, which provides that certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division of the United States Department of Justice (the "Antitrust Division") and the United States Federal Trade Commission (the "FTC") and certain waiting period requirements have been satisfied.

  The rules promulgated by the FTC require the filing by each of Parent and the Company of a Notification and Report Form with respect to the Offer under the HSR Act. Parent expects to make the required filing on or about December 23, 1998. The waiting period under the HSR Act with respect to the Offer will expire at 11:59 p.m., New York City time, on the fifteenth day after the date Parent's form was filed unless early termination of the waiting period is granted. However, the Antitrust Division or the FTC may extend the waiting period by requesting additional information or documentary material from Parent. If such a request is made, such waiting period will expire at 11:59 p.m., New York City time, on the tenth day after substantial compliance by Parent with such request. Only one extension of the waiting period pursuant to a request for additional information is authorized by the HSR Act. Thereafter, such waiting period may be extended only by court order or with the consent of Parent. In practice, complying with a request for additional information or material can take a significant amount of time. In addition, if the Antitrust Division or the FTC raises substantive issues in connection with a proposed transaction, the parties frequently engage in negotiations with the relevant governmental agency concerning possible means of addressing those issues and may agree to delay consummation of the transaction while such negotiations continue. The Purchaser will not accept for payment Shares tendered pursuant to the Offer unless and until the waiting period requirements imposed by the HSR Act with respect to the Offer have been satisfied. See Section 15.

  The Notification and Report Form filed described above is also applicable to the Purchase Option granted to Parent and Purchaser pursuant to the Tender and Option Agreement. Under the provisions of the HSR Act applicable to the Purchase Option, the purchase of Shares pursuant to the Purchase Option may not be consummated until the expiration of a 30-calendar day waiting period following the filing by Parent, unless both the Antitrust Division and the FTC terminate the waiting period thereto. If, within such 30-calendar day waiting period, either the Antitrust Division or the FTC requests additional information or documentary material from

Parent or the Company, the waiting period would be extended for an additional 20 calendar days following substantial compliance by Parent or the Company, as the case may be, with such request. Thereafter, the waiting period could be extended only by court order. Only one extension of such waiting period pursuant to a request for additional information is authorized by the HSR Act and the rules promulgated thereunder, except by court order. Pursuant to the Tender and Option Agreement, if the Purchase Option becomes exercisable, it would continue to be exercisable until 10 days after the waiting period (including as extended) under the HSR Act has expired.

  The FTC and the Antitrust Division frequently scrutinize the legality under the Antitrust Laws (as defined below) of transactions such as Purchaser's acquisition of Shares pursuant to the Offer and the Merger. At any time before or after Purchaser's acquisition of Shares, the Antitrust Division or the FTC could take such action under the Antitrust Laws as it deems necessary or desirable in the public interest, including seeking to enjoin the acquisition of Shares pursuant to the Offer or otherwise seeking divestiture of Shares acquired by Purchaser or divestiture of substantial assets of Parent or its subsidiaries. Private parties, as well as state governments, may also bring legal action under the Antitrust Laws under certain circumstances. Based upon an examination of publicly available information provided by the Company relating to the businesses in which the Company and its subsidiaries are engaged, Parent and Purchaser believe that the acquisition of Shares by Purchaser will not violate the Antitrust Laws. Nevertheless, there can be no assurance that a challenge to the Offer or other acquisition of Shares by Purchaser on antitrust grounds will not be made or, if such a challenge is made, of the result. See Section 15 for certain conditions to the Offer, including conditions with respect to litigation and certain government actions.

  As used in this Offer to Purchase, "Antitrust Laws" shall mean and include the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other Federal, state and foreign statutes, rules, regulations, orders, decrees, administrative and judicial doctrines, and other laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.

  German Antitrust. Under German laws and regulations relating to the regulation of monopolies and competition, certain acquisition transactions may not be consummated in Germany unless certain information has been furnished to the German Federal Cartel Office (the "FCO") and certain waiting period requirements have been satisfied without issuance by the FCO of an order to refrain. The purchase of Shares by Purchaser pursuant to the Offer and the consummation of the Merger may be subject to such requirements. Under such laws, the FCO has one month (unless earlier terminated by the FCO) from the time of filing of such information with the FCO to advise the parties of its intention to investigate the Offer and the Merger, in which case the FCO has four months from the date of filing in which to take steps to oppose the Offer and the Merger. Parent intends to file promptly the required notification with the FCO, if applicable, and request early termination of the one-month waiting period. While Parent does not believe that there is any basis for the FCO to investigate the Offer and the Merger, there can be no assurance that the FCO will not investigate or oppose the transactions or that early termination of the waiting period will be granted.

  OTHER FOREIGN APPROVALS. According to publicly available information, the Company conducts business in a number of other foreign countries and jurisdictions. In connection with the acquisition of the Shares pursuant to the Offer or the Merger, the laws of certain of those foreign countries and jurisdictions may require the filing of information with, or the obtaining of the approval or consent of, governmental authorities in such countries and jurisdictions. The governments in such countries and jurisdictions might attempt to impose additional conditions on the Company's operations conducted in such countries and jurisdictions as a result of the acquisitions of the Shares pursuant to the Offer or the Merger. If such approvals or consents are found to be required the parties intend to make the appropriate filings and applications. In the event such a filing or applications is made for the requisite foreign approvals or consents, there can be no assurance that such approvals or consents will be granted and, if such approvals or consents are received, there can be no assurance as to the date of such approvals or consents. In addition, there can be no assurance that Purchaser will be able to cause the Company or its subsidiaries to satisfy or comply with such laws or that compliance or noncompliance will not have adverse consequences for the Company or any subsidiary after purchase of the Shares pursuant to the Offer or the Merger.

  17. FEES AND EXPENSES.

  Purchaser and Parent have retained D. F. King & Co., Inc. to serve as the Information Agent and ChaseMellon Shareholder Services, L.L.C. to serve as the Depositary in connection with the Offer. The Information Agent may contact holders of Shares by personal interview, mail, telephone, telex, telegraph and other methods of electronic communication and may request brokers, dealers, banks, trust companies and other nominees to forward the Offer materials to beneficial holders. The Information Agent and the Depositary will each receive reasonable and customary compensation for their services, be reimbursed for certain reasonable out-of-pocket expenses and be indemnified against certain liabilities and expenses in connection with their services, including certain liabilities under the Federal securities laws.

  Parent has engaged Deutsche Bank Securities to act as its financial advisor and as the Dealer Manager. Pursuant to a letter agreement dated November 2, 1998, Parent has agreed to pay Deutsche Bank Securities for its services, including its services as Dealer Manager, (i) $200,000 upon the execution of such letter agreement (the "Upfront Fee") and (ii) $2,200,000 upon the consummation of the Offer (against which the Upfront Fee will be credited), for its services as financial advisor to Parent. Parent has also agreed to reimburse Deutsche Bank Securities for all reasonable expenses, and to indemnify Deutsche Bank Securities against liabilities and expenses in connection with its services, including liabilities under Federal securities laws.

  Except as set forth above, neither Parent nor Purchaser will pay any fees or commissions to any broker or dealer or other person or entity in connection with the solicitation of tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks and trust companies will, upon request, be reimbursed by Purchaser for customary mailing and handling expenses incurred by them in forwarding the Offer materials to their customers.

  18. MISCELLANEOUS.

  The Offer is being made solely by this Offer to Purchase and the related Letter of Transmittal and is being made to all holders of Shares. Purchaser is not aware of any state where the making of the Offer is prohibited by administrative or judicial action pursuant to any valid state statute. If Purchaser becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of the Shares pursuant thereto, Purchaser shall make a good faith effort to comply with such statute or seek to have such statute declared inapplicable to the Offer. If, after such good faith effort, Purchaser cannot comply with such state statute, the Offer will not be made to (nor will tenders be accepted from or on behalf of) holders of Shares in such state. In those jurisdictions where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer is being made on behalf of Purchaser by the Dealer Manager or one or more registered brokers or dealers licensed under the laws of such jurisdictions.

  NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION ON BEHALF OF PARENT OR PURCHASER NOT CONTAINED HEREIN OR IN THE LETTER OF TRANSMITTAL AND, IF GIVEN OR MADE, SUCH INFORMATION OR
REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

  Purchaser and Parent have filed with the Commission the Schedule 14D-1 pursuant to Rule 14d-3 under the Exchange Act, together with exhibits, furnishing certain additional information with respect to the Offer. In addition, the Company has filed with the Commission the Schedule 14D-9 pursuant to Rule 14d-9 under the Exchange Act, setting forth its recommendation with respect to the Offer and the reasons for its recommendation and furnishing certain additional related information. Such Schedules and any amendments thereto, including exhibits, should be available for inspection and copies should be obtainable in the same manner set forth in
Section 8 of this Offer to Purchase (except that such material will not be available at the regional offices of the Commission).

                                          Lightning Acquisition Corp.

December 23, 1998

                                  SCHEDULE I

                     INFORMATION CONCERNING DIRECTORS AND
     EXECUTIVE OFFICERS OF PARENT AND PURCHASER AND CERTAIN OTHER PERSONS

  1. DIRECTORS AND EXECUTIVE OFFICERS OF PARENT. The following table sets forth the name and present principal occupation or employment, and material occupations, positions, offices or employments for the past five years, of each director and executive officer of Parent. Unless otherwise indicated, each such person is a citizen of the United States of America and the business address of each such person is c/o Rohm and Haas Company, 100 Independence Mall West, Philadelphia, Pennsylvania 19106. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to employment with Parent. Unless otherwise indicated, each such person has held his or her present occupation as set forth below, or has been an executive officer at Parent for the past five years.

                                  PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
                                  MATERIAL POSITIONS HELD DURING THE PAST FIVE
 NAME AND ADDRESS                                    YEARS
 ----------------                 --------------------------------------------
 William J. Avery............... Director since 1997. Mr. Avery, 58, chairman, chief executive officer and director of Crown
                                 Cork & Seal Company, Inc.
 Daniel B. Burke................ Director since 1986. Mr. Burke, 69, director of Capital Cities/ABC, Inc. until February
                                 1996; previously chief executive officer,
                                 president and director of Capital Cities/ABC,
                                 Inc. from 1990 to 1994; director of
                                 Consolidated Rail Corporation, Darden
                                 Restaurants and Morgan Stanley, Dean Witter,
                                 Discover & Co.
 Earl G. Graves................. Director since 1984. Mr. Graves, 63, chairman and chief executive officer of Earl G. Graves
                                 Ltd.; chairman and chief executive officer of
                                 Pepsi-Cola of Washington, D.C., L.P.;
                                 publisher and editor of Black Enterprise
                                 magazine; General Partner, Black
                                 Enterprise/Greenwich Street Fund; director of
                                 Aetna Life and Casualty Company, AMR
                                 Corporation/American Airlines, Inc. and
                                 Federated Department Stores.
 James A. Henderson............. Director since 1989. Mr. Henderson, 64, chairman, chief executive officer and
                                 director of Cummins Engine Company, Inc.
                                 since 1995; chief executive officer,
                                 president and director of Cummins Engine
                                 Company, Inc. from 1994 to 1995 and
                                 previously president, chief operating officer
                                 and director of Cummins Engine Company, Inc.;
                                 director of Ameritech Corporation, Inland
                                 Steel Industries, Inc. and Ryerson Tull, Inc.
 John H. McArthur............... Director since 1977. Mr. McArthur, 64, consultant, George F. Baker Professor of
                                 Business Administration Emeritus, Harvard
                                 Business School; formerly dean of Harvard
                                 Business School until retirement in 1995;
                                 director of BCE, Inc., Cabot Corporation,
                                 Glaxo Wellcome Plc., Springs Industries,
                                 Inc., The AES Corporation and Vincam Group,
                                 Inc.
 Jorge P. Montoya............... Director since 1996. Mr. Montoya, 52, executive vice president, The Procter &
                                 Gamble Company and president, Procter &
                                 Gamble Latin America since 1995; group vice
                                 president, The Procter & Gamble Company and
                                 president, Procter & Gamble Latin America
                                 from 1991 to 1995.

                                  PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
                                  MATERIAL POSITIONS HELD DURING THE PAST FIVE
 NAME AND ADDRESS                                    YEARS
 ----------------                 --------------------------------------------
 Sandra O. Moose................ Director since 1981. Dr. Moose, 56, senior vice president and director of The Boston
                                 Consulting Group, Inc.; director of GTE
                                 Corporation and twenty-three investment
                                 companies sponsored by The New England Funds.
 John P. Mulroney............... Director from 1982 through 1998. Mr.
                                 Mulroney, 63, president and chief operating
                                 officer of Rohm and Haas from 1986 until his
                                 retirement on December 31, 1998; director of
                                 Teradyne Inc. and Aluminum Company of
                                 America.
 Gilbert S. Omenn............... Director since 1987. Dr. Omenn, 57, executive vice president for medical affairs, The
                                 University of Michigan since 1997; dean of
                                 the School of Public Health and Community
                                 Medicine at the University of Washington,
                                 Seattle and Professor of Medicine and
                                 Professor of Environmental Health from 1982
                                 until 1997; director of Amgen Inc., Immune
                                 Response Corp., Nutraceutix, Inc. and Ostex
                                 International, Inc.
 Ronaldo H. Schmitz............. Director since 1992. Dr. Schmitz, 60, member of the Board of Managing Directors of
                                 Deutsche Bank AG since 1991; vice chairman of
                                 Supervisory Board of Bertelsmann AG and
                                 director of Glaxo Wellcome Plc.
 Alan Schriesheim............... Director since 1989. Dr. Schriesheim, 68, director emeritus of Argonne National
                                 Laboratory since 1996; chief executive
                                 officer and director of Argonne National
                                 Laboratory from 1984 to 1996; director of
                                 HEICO Corporation.
 Marna C. Whittington........... Director since 1989. Dr. Whittington, 51, chief operating officer, Morgan Stanley Dean
                                 Witter Investment Management since 1996;
                                 partner of the investment management firm of
                                 Miller, Anderson & Sherrerd from 1994 until
                                 acquired by Morgan Stanley in 1996; head of
                                 the business core of Miller, Anderson &
                                 Sherrerd from 1992 to 1993; director of
                                 Federated Department Stores.
 J. Lawrence Wilson............. Director since 1977. Mr. Wilson, 62, chairman and chief executive officer of Rohm and Haas
                                 since 1988; director of Mead Corporation, The
                                 Vanguard Group of Investment Companies and
                                 Cummins Engine Company, Inc.
 Robert Andrew.................. Mr. Andrew, 45, vice president since 1998;
                                 director of building products since 1997;
                                 previously director for paper from 1995 to
                                 1996; European business manager, specialty
                                 industrial polymers and adhesives from 1992
                                 to 1995.
 William C. Andrews............. Mr. Andrews, 52, vice president since 1997;
                                 business director of monomers since 1998;
                                 previously corporate controller from 1995 to
                                 1998; assistant controller from 1992 to 1995
                                 and director of finance and customer service
                                 for the European region from 1989 to 1994.

 NAME AND ADDRESS                 PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT; MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
 ----------------                 ----------------------------------------------------------------------------------------------
 Thomas L. Archibald............  Mr. Archibald, 49, vice president, director of engineering and manufacturing since 1997;
                                  previously plant manager for the Louisville, Kentucky plant from 1990 to 1996.
 Paul J. Baduini................  Mr. Baduini, 51, vice president and director of ion exchange resins since 1993.
 Alan Barton....................  Dr. Barton, 42, vice president since 1998; director of coatings since 1997; previously director of industrial coatings from 1996 to 1997; European business manager of architectural coatings from 1993 to 1996.
 Bradley J. Bell................  Mr. Bell, 46, vice president and chief financial officer since 1997; treasurer from 1997 to
                                  1998; previously vice president and treasurer of Whirlpool Corporation from 1987 to 1997. Mr.
                                  Bell will become a senior vice president effective January 1, 1999.
 Pierre Brondeau................  Dr. Brondeau, 41, vice president since 1998; president of Shipley Company since 1998;
                                  previously vice president, chief operating officer of Shipley Company from 1997 to 1998;
                                  director of sales, marketing and research of Shipley Company from 1995 to 1996; research director of plastic additives from 1993 to 1995.
 A. Wayne Carney................  Mr. Carney, 50, vice president since 1995; director of formulation chemicals since 1990.
 Patrick R. Colau...............  Dr. Colau, 53, vice president since 1995; director of polymers and resins from 1996 through
                                  1998; previously chief operating officer from 1994 to 1995 and chief executive officer from
                                  1992 to 1994 of Shipley Company. Dr. Colau will become a senior vice president and director of the performance polymers business group effective January 1, 1999.
 Nance K. Dicciani..............  Dr. Dicciani, 51, vice president since 1993; director of monomers and chairman of RohMax from
                                  1996 to 1998; previously director for petroleum chemicals from 1991 to 1996. Dr. Dicciani will become a senior vice president, director of the specialty chemicals business group and director of the European region effective January 1, 1999.
 David T. Espenshade............  Mr. Espenshade, 60, vice president since 1993; director of materials management since 1990.
 Carlos Estevez.................  Mr. Estevez, 55, vice president since 1996; regional director for Latin America from 1996 through 1998; previously business director for agricultural chemicals in Latin America from
                                  1995 to 1996 and general manager of Rohm and Haas Brazil and Southern Cone countries from 1992 to 1996. Mr. Estevez will become director of agricultural chemicals effective January 1, 1999.

                                  PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
                                  MATERIAL POSITIONS HELD DURING THE PAST FIVE
 NAME AND ADDRESS                                    YEARS
 ----------------                 --------------------------------------------
 J. Michael Fitzpatrick......... Dr. Fitzpatrick, 52, vice president since
                                 1993; chief technology officer from 1996
                                 through 1998; previously director of research
                                 from 1993 to 1995 and general manager of Rohm
                                 and Haas (UK) Limited and European regional
                                 business director for polymers and resins
                                 from 1990 to 1993. Dr. Fitzpatrick will join
                                 the Board of Directors and become president
                                 and chief operating officer effective January
                                 1, 1999.
 Maria L. Guerin................ Dr. Guerin, 46, vice president and director of human resources since 1994; previously
                                 manager of training and development from 1991
                                 to 1994.
 Rajiv L. Gupta................. Mr. Gupta, 53, vice president and regional director of Asia-Pacific from 1993 through
                                 1998; previously director of plastics
                                 additives from 1989 to 1993. Mr. Gupta will
                                 become a director of Rohm and Haas Company
                                 and Vice Chairman effective January 1, 1999.
 Nicholas Gutwein............... Mr. Gutwein, 38, vice president since 1998;
                                 director of specialty polymers since 1997;
                                 previously director of fiber and textile
                                 polymers from 1996 to 1997; director, leather
                                 chemicals from 1992 to 1996.
 Howard C. Levy................. Mr. Levy, 55, vice president from 1993 and director of biocides from 1989 until his
                                 retirement on December 31, 1998.
 Philip G. Lewis................ Dr. Lewis, 48, vice president since 1993;
                                 director of safety, health and environmental
                                 affairs and product integrity since 1993.
 Francis Maher.................. Mr. Maher, 55, vice president since 1998;
                                 business director of ion exchange resins
                                 Asia-Pacific and area director for Japan and
                                 Korea from 1996 through 1998; previously
                                 business manager, separations and area
                                 director for Japan and Korea from 1993 to
                                 1996. Mr. Maher will become director of Asia-
                                 Pacific region on January 1, 1999.
 Steve Rauscher................. Mr. Rauscher, 51, vice president since 1998;
                                 supply chain director of performance polymers
                                 since 1996; previously business director,
                                 polymers & resins Europe and General Manager
                                 Rohm and Haas UK 1993 to 1996.
 Richard C. Shipley............. Mr. Shipley, 53, vice president since 1995;
                                 Chairman and CEO of Shipley Company since
                                 1998; previously president of Shipley Company
                                 from 1985 to 1998.
 William H. Staas............... Mr. Staas, 54, vice president from 1993 until his retirement in early 1999; director of
                                 research from 1996 until his retirement in
                                 early 1999; previously director for monomers
                                 from 1990 to 1996.

                                  PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
                                  MATERIAL POSITIONS HELD DURING THE PAST FIVE
 NAME AND ADDRESS                                    YEARS
 ----------------                 --------------------------------------------
 David A. Stitely............... Mr. Stitely, 58, vice president since 1995;
                                 director of information technology and chief
                                 information officer since 1990.
 John F. Talucci................ Mr. Talucci, 59, vice president and director of agricultural chemicals from 1989 until his
                                 retirement on December 31, 1998.
 Gerard Tarzia.................. Mr. Tarzia, 38, vice president since 1998;
                                 business manager, building products North
                                 America from 1997 to 1998; director,
                                 construction products from 1996 to 1997;
                                 director general, Rohm and Haas Espana and
                                 business manager, fibers, textiles, nonwovens
                                 and adhesives Europe from 1995 to 1996;
                                 business manager, industrial coatings Europe
                                 from 1993 to 1995. Mr. Tarzia will become
                                 director for biocides on January 1, 1999.
 Charles M. Tatum............... Dr. Tatum, 51, vice president since 1990;
                                 director of plastics additives from 1994
                                 through 1998; previously director of research
                                 from 1989 to 1994. Dr. Tatum will become a
                                 senior vice president and the chief
                                 technology officer effective January 1, 1999.
 David Underwood................ Mr. Underwood, 41, vice president since 1998;
                                 North American business manager of plastic
                                 additives from 1996 through 1998; previously
                                 business manager, systems for polymers &
                                 resins from 1995 to 1996; general manager
                                 Rohm and Haas Spain from 1991 to 1995. Mr.
                                 Underwood will become director of plastics
                                 additives effective January 1, 1999.
 Basil A. Vassiliou............. Mr. Vassiliou, 63, senior vice president from
                                 1998 until his retirement on December 31,
                                 1998; vice president and regional director of
                                 Europe from 1986 until his retirement;
                                 business group executive of plastics from
                                 1991 through 1995.
 Robert P. Vogel................ Mr. Vogel, 54, vice president since 1994;
                                 general counsel responsible for legal, tax
                                 and regulatory matters since 1994; previously
                                 associate general counsel, regulatory counsel
                                 and director of safety, health and
                                 environment and product integrity from 1991
                                 to 1993.

  2. DIRECTORS AND EXECUTIVE OFFICERS OF PURCHASER. The following table sets forth the name and present principal occupation or employment, and material occupations, positions, offices or employments for the past five years, of each director and executive officer of Purchaser. Each such person is a citizen of the United States of America, and the business address of each such person is c/o Rohm and Haas Company, Rodney Building, Suite 104, 3411 Silverside Road, Wilmington, Delaware 19810.

                                     PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT; MATERIAL
 NAME AND ADDRESS                          POSITIONS HELD DURING THE PAST FIVE YEARS
 ----------------                    ----------------------------------------------------
 Bradley J. Bell................ Director and president of Purchaser since 1998. See Part 1 of the Schedule I.
 Rajiv L. Gupta................. Director and Chairman of Purchaser since 1998. See Part 1 of this Schedule I.
 Stephen J. Robinson............ Director of Purchaser since 1998. Mr. Robinson, 48, director of strategic planning and licensing services of Parent, 1996 to 1998; operations director, animal sciences, Monsanto,
                                 1995-1996; director, corporate planning, Monsanto, 1993 to
                                 1995.
 Pierre Brondeau................ President of Purchaser since 1998. See Part 1 of this
                                 Schedule I.
 Michael S. Foster.............. Vice president of Purchaser since 1998. Mr. Foster, 54, vice president and business unit director, printing wiring
                                 boards/interconnect of Shipley Company since 1990.

                                  SCHEDULE II

           CERTAIN INFORMATION ABOUT PARENT REQUIRED BY NEW YORK LAW

EDUCATIONAL OPPORTUNITIES

  Parent provides assistance to eligible employees participating in study programs leading to an undergraduate or an advanced degree. Such study programs must be consistent with Parent's business goals and objectives and applicable to the employees field of work. Parent may limit the reimbursement of the academic costs of tuition.

RELOCATION ADJUSTMENTS

  Parent may reimburse job applicants for reasonable and actual interview expenses, and may reimburse new and existing employees for reasonable and actual travel and relocation expenses in accordance with the provisions of corporate policy.

CHARITABLE CONTRIBUTIONS

  Parent supports a broad spectrum of public interest activities through a gifts and grants program, with emphasis on recognized agencies in such fields as health, education, civic affairs, and cultural activities. Individual companies are authorized to make community contributions out of their operating funds.

POST-EMPLOYMENT BENEFIT PLANS

  Parent sponsors a number of retirement plans that cover substantially all employees. They provide salaried and hourly employees with benefits based on employees' years of service and average compensation in the years preceding retirement. Certain health care and life insurance benefits are provided to eligible retirees by Parent. The health benefits generally provide for cost-sharing through participant contributions and co-payments.

STOCK OPTION AND SAVINGS PLAN

  Effective January 1, 1999, Parent has enacted, subject to stockholder approval, a Stock Plan under which selected employees may be granted stock options or restricted stock. The terms of any options and restricted stock are determined by the Executive Compensation Committee.

  Parent sponsors an Employee Stock Ownership and Savings Plan that covers substantially all employees. Parent provides a matching contribution of 60% of the employee's contributions up to 6% of base compensation. Parent also sponsors a non-qualified savings plan for which a limited number of employees are eligible.

  For information concerning Parent's obligations to provide employee benefits under the Merger Agreement (which differ in certain respects from those provided above), see Section 12 under the caption "Employee Plans and Benefits and Agreements."

  Facsimile copies of the Letter of Transmittal, properly completed and duly executed, will be accepted. The Letter of Transmittal, certificates for Shares and any other required documents should be sent or delivered by each stockholder of the Company or his broker, dealer, commercial bank, trust company or other nominee to the Depositary, at the applicable address set forth below:

                       The Depositary for the Offer is:

                   CHASEMELLON SHAREHOLDER SERVICES, L.L.C.

   By Registered Mail:       By Overnight Courier:        By Hand Delivery:



     Reorganization             Reorganization             Reorganization
       Department                 Department                 Department
  Post Office Box 3301           120 Broadway            85 Challenger Road
  South Hackensack, NJ            13th Floor               Mail Stop-Reorg
          07606               New York, NY 10271         Ridgefield Park, NJ
                                                                07660

                          By Facsimile Transmission:
                       (For Eligible Institutions Only)
                                (201) 296-4293
                     Confirm Facsimile by Telephone Only:
                                (201) 296-4860

  Any questions or requests for assistance or additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and the other tender offer materials may be directed to the Information Agent or the Dealer Manager at the address and telephone number set forth below. Stockholders may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

                    The Information Agent for the Offer is:

                            D. F. KING & CO., INC.
                                77 Water Street
                              New York, NY 10005
                         Call Toll Free (800) 829-6554

                     The Dealer Manager for the Offer is:

                         DEUTSCHE BANK SECURITIES INC.
                              31 West 52nd Street
                              New York, NY 10019
                         Call Toll Free (800) 334-1898
                                extension 8998